SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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ACI WORLDWIDE, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 27, 2017

Dear Stockholder:

You are cordially invited to attend the 2017 Annual Meeting of Stockholders of ACI Worldwide, Inc. to be held on Wednesday, June 14, 2017, at 8:30 a.m. EDT at the Company’s principal executive offices located at 3520 Kraft Rd, Suite 300, Naples, Florida 34105.

Details of the business to be conducted at our 2017 Annual Meeting of Stockholders are provided in the attached Notice of Annual Meeting of Stockholders and Proxy Statement.

Your vote is very important. Please use this opportunity to take part in the affairs of your company. Whether or not you plan to attend the annual meeting, please vote as soon as possible. You may vote over the Internet, by telephone or, if you requested printed proxy materials, by mailing a completed proxy card. Voting by any of these methods will ensure your representation at the annual meeting.

On behalf of the Board of Directors, we appreciate your continued interest in your company.

Sincerely,

David A. Poe
Chairman of the Board of Directors

ACI WORLDWIDE, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

to be held on June 14, 2017

The 2017 Annual Meeting of Stockholders (the “Annual Meeting”) of ACI Worldwide, Inc. will be held on Wednesday, June 14, 2017, at 8:30 a.m. EDT at the company’s principal executive offices located at 3520 Kraft Rd, Suite 300, Naples, Florida 34105. We are holding the meeting to:

1. Elect the ten directors named in the accompanying proxy statement to our Board of Directors to hold office until the 2018 Annual Meeting of Stockholders;

2. Ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017;

3. Conduct an advisory vote on executive compensation;

4. Conduct an advisory vote on the frequency of holding future advisory votes on executive compensation;

5. Approve our 2017 Employee Stock Purchase Plan; and

6. Transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

Our Board of Directors has fixed the close of business on April 17, 2017 as the record date for determining the stockholders entitled to notice of, and to vote at, the Annual Meeting and any adjournment thereof. Each share of our common stock is entitled to one vote on all matters presented at the Annual Meeting.

By Order of the Board of Directors,

Dennis P. Byrnes Secretary

April 27, 2017

YOUR VOTE IS VERY IMPORTANT

Whether or not you plan to attend the Annual Meeting, please vote as soon as possible. You may vote over the Internet, by telephone or, if you requested printed proxy materials, by mailing a completed proxy card. For more detailed information regarding how to vote your shares, please refer to the Notice of Internet Availability of Proxy Materials you received in the mail, the section entitled Voting Instructions beginning on page 1 of the Proxy Statement, or, if you requested to receive printed proxy materials, your enclosed proxy card.

This Proxy Statement contains a report issued by the Audit Committee relating to certain of its activities during 2016 and a report issued by the Compensation and Leadership Development Committee relating to executive compensation during 2016 and 2017. Stockholders should be aware that under Securities and Exchange Commission rules, these committee reports are not considered “filed” with the Securities and Exchange Commission under the Securities Exchange Act of 1934 and are not incorporated by reference in any past or future filing by the Company under the Securities Exchange Act of 1934 or the Securities Act of 1933, unless specifically referenced.

ACI WORLDWIDE, INC.

PROXY STATEMENT

for the

ANNUAL MEETING OF STOCKHOLDERS

to be held on June 14, 2017

INFORMATION ABOUT THE MEETING, VOTING, AND PROXIES

Date, Time and Place of Meeting

This Proxy Statement is being furnished in connection with the solicitation by and on behalf of the Board of Directors (the “Board”) of ACI Worldwide, Inc. (the “Company,” “we,” “us” or “our”) of proxies to be used at our 2017 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Wednesday, June 14, 2017, at 8:30 a.m. EDT at the Company’s principal executive offices located at 3520 Kraft Rd, Suite 300, Naples, Florida 34105, and any postponement or adjournment thereof. A copy of our annual report to stockholders, including our annual report on Form 10-K for the fiscal year ended December 31, 2016, which includes our audited consolidated financial statements for 2016 (the “Annual Report”), accompanies this Proxy Statement. Beginning on or about April 27, 2017, we made this Proxy Statement available to our stockholders.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON JUNE 14, 2017

Our Proxy Statement and Annual Report are also available online at

www.proxydocs.com/aciw

Internet Availability of Proxy Materials

Under the U.S. Securities and Exchange Commission’s “notice and access” rules, we have elected to use the Internet as our primary means of furnishing proxy materials to our stockholders. Consequently, most stockholders will not receive paper copies of our proxy materials. We instead sent these stockholders a Notice of Internet Availability of Proxy Materials (“Internet Availability Notice”) containing instructions on how to access this Proxy Statement and our Annual Report and vote via the Internet. The Internet Availability Notice also included instructions on how to receive a paper copy of your proxy materials, if you so choose. If you received your annual meeting materials by mail, your proxy materials, including your proxy card, were enclosed. We believe that this process expedites stockholders’ receipt of proxy materials, lowers the costs of our Annual Meeting and helps to conserve natural resources.

Voting Instructions

If your shares are registered directly in your name with our transfer agent, Wells Fargo Shareowner Services (“Wells Fargo”), the Internet Availability Notice was sent directly to you by the Company. The Internet Availability Notice provides instructions on how to request printed proxy materials and how to access your proxy card, which contains instructions on how to vote via the Internet or by telephone. For stockholders who receive a paper proxy card, instructions for voting via the Internet or by telephone are set forth on the proxy card. The Internet and telephone voting facilities for stockholders of record will close at 5:00 p.m. EDT on June 13, 2017. If your shares are held in an account at a brokerage firm, bank, trust, or other similar organization, like the vast majority of our stockholders, you are considered the “beneficial owner” of shares held in “street name” and the Internet Availability Notice was forwarded to you by that organization. You will receive instructions from your broker, bank, trustee, or other nominee that must be followed in order for your broker, bank, trustee, or other nominee to vote your shares per your instructions. See the section below entitled “Abstentions and Broker Non-Votes” for additional information regarding the impact of abstentions and broker non-votes on the votes required for each proposal.

Revocability of Proxies

A holder of our common stock who has given a proxy may revoke it prior to its exercise either by giving written notice of revocation to the Secretary of the Company or by giving a duly executed proxy bearing a later date. Attendance in person at the Annual Meeting does not itself revoke a proxy; however, any stockholder who attends the Annual Meeting may revoke a previously submitted proxy by voting in person. If you are a beneficial owner of our shares, you will need to contact your bank, brokerage firm, trustee, or other nominee to revoke any prior voting instructions.

Proxy Voting

Subject to any revocation as described above, all common stock represented by properly executed proxies will be voted in accordance with the specifications on the proxy. If no such specifications are made, proxies will be voted as follows:

1. FOR the election of all ten director nominees listed below in Proposal 1;

2. FOR the ratification of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017;

3. FOR the approval, on an advisory basis, of our executive compensation;

4. ANNUAL with respect to the proposal regarding an advisory vote on the frequency of future advisory votes on executive compensation; and

5. FOR the approval of the 2017 Employee Stock Purchase Plan.

As to any other matter that may be brought before the Annual Meeting, proxies will be voted in accordance with the judgment of the person or persons voting the same.

Record Date, Outstanding Shares and Quorum

Only holders of our common stock of record at the close of business on April 17, 2017 (the “Record Date”) are entitled to notice of, and to vote at, the Annual Meeting. At the close of business on the Record Date, there were 118,042,377 shares of our common stock issued and outstanding, excluding 22,482,678 shares of common stock held as treasury stock by the Company. Shares of common stock held as treasury stock are not entitled to be voted at the Annual Meeting. Each stockholder is entitled to one vote per share of common stock held on all matters to be voted on by our stockholders. Stockholders may not cumulate their votes in the election of directors. Unless the context requires otherwise, any reference to “shares” in this Proxy Statement refers to all shares of common stock entitled to vote at the Annual Meeting. The presence in person or by proxy at the Annual Meeting of the holders of a majority of the issued and outstanding shares entitled to vote at the Annual Meeting shall constitute a quorum.

Proxy Solicitation

The Company will bear the expense of this solicitation of proxies, including the preparation, assembly, printing, and mailing of the Internet Availability Notice, this Proxy Statement, the proxy and any additional solicitation material that the Company may provide to stockholders. Copies of the proxy materials and any other solicitation materials will be provided to brokerage firms, banks, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward the solicitation material to such beneficial owners. We will reimburse such brokerage firms, banks, fiduciaries and other custodians for the reasonable out-of-pocket expenses incurred by them in connection with forwarding the proxy materials and any other solicitation materials. We have retained Mediant Communications LLC to assist us with the distribution of proxies. The original solicitation of proxies by mail may be supplemented by solicitation by telephone and other means by directors, officers and employees of the Company. No additional compensation will be paid to these individuals for any such services.

Abstentions and Broker Non-Votes

Abstentions will be counted for purposes of determining the presence or absence of a quorum. The effect of an abstention on the outcome of the voting on a particular proposal depends on the vote required to approve that proposal, as described in the “Vote Required” section below.

“Broker non-votes” are shares present by proxy at the Annual Meeting and held by brokers or nominees as to which (i) instructions to vote have not been received from the beneficial owners and (ii) the broker or nominee does not have discretionary voting power on a particular matter. If you are a beneficial owner of shares held in “street name” and you do not provide voting instructions to your broker, your shares may be voted on any matter on which your broker has discretionary authority to vote. Under the rules that govern brokers who are voting with respect to shares held in “street name,” brokers generally have discretionary authority to vote on “routine” matters, but not on “non-routine” matters. The ratification of the appointment of an independent registered public accounting firm (Proposal 2) is considered a routine matter. Non-routine matters include the election of directors (Proposal 1), the advisory vote on executive compensation (Proposal 3), the advisory vote on the frequency of holding future advisory votes on executive compensation (Proposal 4) and approving the 2017 Employee Stock Purchase Plan (Proposal 5). We encourage you to provide instructions to your broker or other nominee regarding voting your shares. On any matter for which your broker or other nominee does not vote on your behalf, the shares will be treated as “broker non-votes.”

Broker non-votes will be counted for purposes of determining the presence or absence of a quorum for the transaction of business at the Annual Meeting, but broker non-votes will not be counted for purposes of determining the number of shares present in person or by proxy at the Annual Meeting with respect to a particular proposal on which the broker has expressly not voted.

Board Voting Recommendations

Our Board recommends that you vote your shares FOR the election of each of the ten director nominees listed in Proposal 1 below, FOR the ratification of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017 (Proposal 2), FOR the proposal regarding an advisory vote on executive compensation (Proposal 3), ANNUAL with respect to the frequency of future advisory votes on executive compensation (Proposal 4) and FOR the proposal to approve the 2017 Employee Stock Purchase Plan (Proposal 5).

Vote Required

Election of a director requires the affirmative vote of the holders of a plurality of the shares present in person or represented by proxy at a meeting at which a quorum is present. The ten persons receiving the greatest number of votes at the Annual Meeting shall be elected as directors. Since only affirmative votes count for this purpose, abstentions and broker non-votes will not affect the outcome of the voting on this proposal.

Our Corporate Governance Guidelines, which can be found on our website at www.aciworldwide.com in the Investor Relations — Governance — Overview — Corporate Governance Documents section, provide that if, in an uncontested election, the votes withheld for a director’s election exceed the votes cast in favor of his or her election, the director will tender a conditional resignation. The Nominating and Corporate Governance Committee will make a recommendation as to whether the Board should accept or reject the resignation, and the Board will thereafter make its determination within ninety days. A director who tenders his or her conditional resignation will not be permitted to participate in the committee recommendation or Board decision with respect to his or her resignation.

With respect to Proposal 2, the ratification of the appointment of our independent registered public accounting firm for the fiscal year ending December 31, 2017; Proposal 3, the advisory vote on executive compensation; and Proposal 5, approving the 2017 Equity and Performance Incentive Plan, a stockholder may mark the accompanying form of proxy card to (i) vote for the matter, (ii) vote against the matter, or (iii) abstain from voting on the matter. Because only a majority of shares actually voting is required to approve Proposal 2, Proposal 3, and Proposal 5, broker non-votes will have no effect on the outcome of the voting on any of these proposals. Abstentions will have the effect of a vote against Proposal 2, Proposal 3 and Proposal 5.

With respect to Proposal 4, the advisory vote on the frequency of future advisory votes on executive compensation, a stockholder may mark the accompanying form of proxy card to (i) vote annual, (ii) vote every other year, (iii) vote every three years, or (iv) abstain from voting on the matter. Broker non-votes will have no effect on the outcome of the voting on Proposal 4.

The inspector of election appointed for the Annual Meeting will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

Voting Results

We will announce the preliminary voting results at the conclusion of the Annual Meeting. The final voting results will be tallied by the inspector of election and published in a Current Report on Form 8-K to be filed with the Securities and Exchange Commission (the “SEC”) within four business days following the Annual Meeting.

CORPORATE GOVERNANCE

Our Board has a standing Nominating and Corporate Governance Committee (the “Corporate Governance Committee”) which operates pursuant to a charter. The full text of the Corporate Governance Committee charter is published on our website at www.aciworldwide.com in the About ACI — Investor Relations — Corporate Governance section. The members of the Corporate Governance Committee consist of Ms. Estep and Messrs. McGroddy, Sanchez and Suwinski, each of whom is “independent” as defined in Rule 5605(a)(2) of The NASDAQ Stock Market (“NASDAQ”) listing standards.

The Corporate Governance Committee provides advice to our Board with respect to:

•	Board organization and membership, including member succession planning;

•	director compensation;

•	director stock ownership guidelines;

•	Board committee structure, membership and purpose;

•	Board and individual director performance reviews;

•	oversight of our policies and positions regarding significant stockholder relations issues;

•	evaluation of the performance of our Chief Executive Officer (“CEO”); and

•	other matters relating to corporate governance and the rights and interests of our stockholders.

Corporate Governance Guidelines

Our Corporate Governance Guidelines are designed to ensure that our Board follows practices and procedures that serve the best interests of our stockholders. The Corporate Governance Committee is responsible for overseeing these guidelines. These guidelines address, among other things, the following topics:

•	performance assessments of our Board and its committees;

•	composition and independence of our Board and its committees;

•	policy on directors who change corporate affiliations; and

•	policy on directors who receive an excess number of withhold votes in an uncontested election.

Code of Business Conduct and Code of Ethics

We have adopted a Code of Business Conduct and Ethics for our directors and employees. We have also adopted a Code of Ethics for the CEO and Senior Financial Officers (the “Code of Ethics”). The full text of both the Code of Business Conduct and Ethics and the Code of Ethics is published on our website at www.aciworldwide.com in the About ACI — Investor Relations — Corporate Governance section.

Director Independence and Meeting Attendance

In accordance with our Corporate Governance Guidelines, at least two-thirds of directors must be independent. For a director to be considered independent, our Board must determine that the director does not have any direct or indirect material relationship with the Company. Our Board has established guidelines, which conform to the independence requirements in the NASDAQ listing standards, to assist it in determining director independence. With the exception of Mr. Heasley, our President and CEO, each of our directors is independent.

Our Board held 10 meetings during 2016, with six of the meetings conducted as telephonic meetings. All of our directors attended at least 90% of the meetings of the Board and the Board committees on which they served. Our Board has a policy that requires all directors to attend our annual meeting of stockholders unless it is not reasonably practicable for a director to do so. All of the directors standing for election at our 2016 Annual Meeting of Stockholders attended that meeting.

Board Committees and Committee Meetings

Our Board has the following standing committees: Audit; Compensation and Leadership Development; Nominating and Corporate Governance; and Risk.

The Audit Committee assists our Board in its general oversight of our financial reporting, internal controls and audit functions and is directly responsible for the appointment, retention, compensation and oversight of the work of our independent registered public accounting firm. Additional information regarding the Audit Committee of our Board (the “Audit Committee”) is included in the “Report of the Audit Committee” below.

The Compensation and Leadership Development Committee (the “Compensation Committee”) reviews and determines salaries, performance-based incentives and other matters relating to executive compensation; generally administers our equity award and stock option plans, including reviewing and granting stock options and other equity awards to our executive officers; reviews and evaluates the performance of, and succession planning for, executive officers other than our CEO; and provides general oversight of leadership development processes and strategies for executive and senior officers.

The Corporate Governance Committee reviews and reports to our Board on a periodic basis with regard to matters of corporate governance and assists our Board in fulfilling its responsibilities to ensure that we are governed in a manner consistent with the interests of our stockholders. The Corporate Governance Committee assists with the Board in its evaluation of, and succession planning for, our CEO.

The Risk Committee reviews, evaluates and approves our risk management framework, reviews the extent to which management has established effective enterprise risk management across the organization, and reviews with management our most significant risks and the steps management has taken to monitor and control those risks.

The table below provides meeting information for our Board and each of its committees during 2016:

Type of Meeting	Full Board	Audit	Compensation	Corporate Governance	Risk
In Person	4	4	4	4	4
Telephonic	6	6	7	0	0

Total Meetings in 2016	10	10	11	4	4

The table below provides current membership information for each of the Board committees:

Name	Audit	Compensation	Corporate Governance	Risk
Janet O. Estep	—	X	X	—
James C. Hale	X	—	—	Chair
James C. McGroddy	—	—	Chair	X
Charles E. Peters, Jr.	X	X	—	—
David A. Poe, Chairman of the Board	—	—	—	—
Adalio T. Sanchez	—	—	X	X
John M. Shay, Jr.	Chair	—	—	X
Jan H. Suwinski	—	Chair	X	—
Thomas W. Warsop III	X	X	—	—
Philip G. Heasley	—	—	—	—

Board Leadership Structure

Mr. Poe is the Chairman of the Board. Our President and CEO, Mr. Heasley, is the only member of our Board who is not an independent director. We believe that this leadership structure enhances the accountability of our President and CEO to the Board and strengthens the Board’s independence from management.

Board Evaluation

The Corporate Governance Committee oversees the Board’s annual performance evaluation. Commencing in 2016, the Corporate Governance Committee expanded the evaluation process to incorporate avenues to receive feedback from stockholders and management as well as individual directors. Through its evaluation process, the Board considers the effectiveness of individual directors, the Board as a whole and each Board committee. The Board considers the results of the evaluation process in its recommendation of director nominees and in individual director succession planning.

Board’s Role in Risk Oversight

Our Board provides broad oversight of the Company’s risk management programs. In this oversight role, our Board considers the effectiveness of the Company’s risk management processes. The involvement of our full Board in the risk oversight process allows our Board to assess management’s tolerance for risk and also to determine what constitutes an appropriate level of risk for the Company.

While our Board provides broad oversight of the Company’s risk management processes, various committees of the Board oversee risk management in their respective areas and regularly report on their activities to our entire Board. In particular, the Risk Committee focuses on reviewing, evaluating and approving the Company’s risk management profile, reviewing the extent to which management has established effective enterprise risk management across the organization, and reviewing and discussing with management the Company’s most significant potential risks and the steps management has taken to monitor and control those risks. The Audit Committee focuses on assessing and mitigating financial risk, including internal controls, and receives an annual risk assessment report from the Company’s internal auditors. The Compensation Committee also strives to create incentives that encourage an appropriate level of risk-taking behavior consistent with the Company’s business strategy.

Compensation Risk Analysis

We have reviewed our material compensation policies and practices for all employees and have concluded that these policies and practices are not reasonably likely to have a material adverse effect on the Company. While risk-taking is a necessary part of growing a business, our compensation philosophy, as discussed below in the section entitled “Compensation Discussion and Analysis,” is focused on aligning compensation with the long- term interests of our stockholders as opposed to rewarding short-term management decisions that could pose long-term risks. Specifically, our compensation programs contain many design features that mitigate the likelihood of inducing excessive risk-taking behavior. These features and characteristics include, without limitation:

•	a balance of fixed and variable compensation, with variable compensation tied to both short-term and long-term objectives;

•	the use of performance shares with specific performance goals combined with stock options for equity awards, which we believe balances risk incentives;

•	the Compensation Committee’s ability to exercise discretion in determining incentive program payouts;

•	a recoupment and forfeiture policy pertaining to annual incentive payouts and long-term incentive equity awards applicable to all employees, including our executive officers;

•	share ownership guidelines applicable to our executive officers;

•	the use of time-based vesting for our stock options to ensure that our executives’ interests align with those of our stockholders over the long term; and

•

the use of a three-year performance period for our performance shares and a five-year performance period for our supplemental performance shares, in each case to ensure that our executives focus on the long-term performance of the Company.

Director Nomination Process

The Corporate Governance Committee identifies, evaluates and recommends director candidates to our Board.

While valuing diversity across a broad set of skills and attributes, the Corporate Governance Committee does not have a specific policy on diversity and does not assign specific weights to particular criteria. Prospective nominees are not discriminated against on the basis of age, gender, race, religion, national origin, sexual orientation, disability, or any other reason. In addition, the Corporate Governance Committee takes into consideration the criteria described below in “PROPOSAL 1 ELECTION OF DIRECTORS.”

Stockholder Recommendations and Nominations for Director Nominees

The Corporate Governance Committee considers stockholder recommendations for candidates for our Board furnished to the Company as set forth below in the section entitled “Stockholder Communications with our Board.” The Secretary of the Company did not receive, by a date not less than 90 calendar days nor greater than 120 calendar days prior to the first anniversary of the date of our 2016 Annual Meeting of Stockholders, a recommended director nominee for election at this Annual Meeting from any eligible stockholder.

Stockholder nominations of directors must be made according to the procedures required under our Bylaws (including our proxy access bylaw). These procedures are described in this Proxy Statement under the heading “Stockholder Proposals.” The Secretary of the Company did not receive written notice from any stockholder regarding an intention to make a nomination. Stockholder-recommended candidates and stockholder nominees whose nominations comply with these procedures will be evaluated by the Corporate Governance Committee in the same manner as the Corporate Governance Committee’s nominees.

Stockholder Nominations — Proxy Access

In line with our long-standing corporate governance philosophy, in February 2017 our Board adopted a proxy access bylaw. Under the proxy access bylaw a stockholder or a group of up to 20 stockholders who have owned at least 3% of our outstanding shares for at least three years may submit nominees for up to 20% of the Board, or two nominees, whichever is greater, for inclusion in our proxy materials, subject to the requirements in our Bylaws.

Stockholder Communications with our Board

Communications from stockholders to our Board, including stockholder director recommendations as well as stockholder proposals submitted in accordance with the procedure described below in the section entitled “Stockholder Proposals,” may be delivered to the Secretary of the Company at the Company’s principal executive office located at 3520 Kraft Rd, Suite 300, Naples, Florida 34105; via e-mail to grp-ACI-directors@aciworldwide.com; or via telephone to (402) 778-2183. These communications will be received by the Secretary of the Company, who will forward them to the appropriate members of our Board.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Board has nominated for election as directors Janet O. Estep, James C. Hale, Philip G. Heasley, James C. McGroddy, Charles E. Peters, Jr., David A. Poe, Adalio T. Sanchez, John M. Shay, Jr., Jan H. Suwinski and Thomas W. Warsop III, each to serve until the 2018 Annual Meeting of Stockholders and thereafter, until his or her respective successor is duly elected and qualified. We expect that each of the nominees will be available for election, but if any of them is unwilling or unable to serve as a candidate at the time the election occurs, it is intended that each share represented by proxy at the Annual Meeting will be voted for the election of another nominee to be designated by the Board to fill any such vacancy.

Our Board selects nominees with a view to establishing a Board of Directors that is comprised of members who:

•	possess the skills and attributes described below;

•	are independent and free of any conflicts of interest;

•	are willing and able to devote sufficient time to the affairs of the Company;

•	have the capacity and desire to represent the balanced, best interests of our stockholders; and

•	bring diverse perspectives to our Board.

We believe that each of the director nominees brings these qualifications to our Board, providing our Board with a diverse complement of specific business skills and experience.

Listed below are key skills and attributes that we consider important for our directors to have.

•

Industry Knowledge.    Knowledge of the global electronic payments industry, including key processes and supporting software infrastructure and systems, customers, regulations, competitors, and financial models, provides useful insight into the needs, practices and operations of the Company’s principal customer base.

•

Senior Management Leadership Experience.    Directors who have served in senior leadership positions and have general management experience in complex businesses of our scale or larger, including P&L accountability, people development, marketing and strategic transactions, bring experience in analyzing, shaping, and overseeing the execution of important strategic, operational and policy issues.

•

Financial Expertise.    Knowledge of financial markets, financing and funding operations, and accounting and financial reporting processes is important because it assists our directors in understanding and overseeing our capital structure, financing and investing activities, financial reporting and internal control of such activities.

•

Technology and Innovation Expertise.    Deep experience in software spanning the range from innovation to development, integration and support of high security enterprise-scale systems driven by business enterprise architectures in the market segments in which we compete.

•	Global Experience. Directors with global expertise, including with respect to emerging markets in which we expect to enter or grow, provide useful business and cultural perspectives.

•

Public Company Board Experience.    Directors who have served on other public company boards can offer advice and insights with regard to the relations of a board to the CEO and other management personnel; and oversight of a changing mix of strategic, operational, succession planning and compliance-related matters.

•	Risk Management Experience. Directors with risk management expertise, including financial, cyber and regulatory, provide significant value to the Board’s risk oversight role.

Director Nominees

The following provides biographical information regarding our director nominees and describes the key skills, experience, and expertise that each of our director nominees brings to our Board, in addition to the general criteria described above satisfied by each of our director nominees. Unless otherwise indicated, each person has been engaged in the principal occupation shown for the past five years.

Janet O. Estep	Director Since: 2015
Age: 60
Skills and Attributes:	Biographical Information:
• Industry Knowledge • Senior Management Leadership Experience • Technology and Innovation Expertise • Risk Management Experience

• President and Chief Executive Officer of NACHA since 2008, provides strategic guidance including daily operations & rule-making processes for the ACH Network, and develops rules and standards for other payment types

• Served in various management roles at U.S. Bank, Minneapolis, MN from 1997 to 2008, including Executive Vice President of its Transaction Services Division and its Merchant Payment Services Division
• Served as VP of Sales & Marketing for Pace Analytical Services from 1993 to 1997, a nation-wide environmental laboratory services company, as well as General Manager of its Twin Cities lab

• Served in a variety of corporate, product development, and sales management positions at IBM for 15 years, in its Data Processing Division, its ImagePlus Software Division, as well as its General Sector Division

• Member of NACHA’s Board of Directors

• Currently serves as a Board Advisor to other industry organizations – ETA (Electronic Transaction Association) and CAQH/CORE (Council for Affordable Quality Healthcare / Committee on Operating Rules for Information Exchange)

James C. Hale	Director Since: 2015

Age: 65
Skills and Attributes:	Biographical Information:

• Industry Knowledge

• Senior Management Leadership Experience

• Financial Knowledge

• Technology and Innovation Expertise

• Global Experience

• Public Company Board Experience

• Risk Management Experience

• Founder, Managing Partner Emeritus and Advisor, FTV Capital (Financial Technology Ventures)

• Previously served as a senior managing partner at Bank America Securities (Montgomery Securities) where he founded and led the financial services corporate finance practice and co-founded the Montgomery Financial Fund

• Serves as director of MITEK Systems, Inc. (NASDAQ: MITK), a mobile payments technology company; and Bank of Marin

Bancorp (NASDAQ: BMRC), a leading independent commercial and retail bank in Northern California

• Previously a director of Official Payments Holdings, Inc. (NASDAQ: OPAY), a provider of electronic payment biller-direct solutions; and ExlService (NASDAQ: EXLS), a business process outsourcing provider

• Served on the Boards of Public Radio International; the University of California Berkeley Foundation Investment Committee; and Duke University’s DUMAC Inc., which manages Duke University’s endowment, employment retirement pool and other investments

Philip G. Heasley	Director Since: 2005
Age: 67
Skills and Attributes:	Biographical Information:
• Industry Knowledge • Senior Management Leadership Experience • Technology and Innovation Expertise • Public Company Board Experience • Global Experience • Risk Management Experience	• Our President and Chief Executive Officer since March 2005
• Chairman and Chief Executive Officer of PayPower LLC, an acquisition and consulting firm specializing in financial services and payment services from October 2003 to March 2005
• Chairman and Chief Executive Officer of First USA Bank from October 2000 to November 2003
• Served in various capacities for U.S. Bancorp from 1987 until 2000, including Executive Vice President, and President and Chief Operating Officer

• Previously a director of Lender Processing Services, Inc. (NYSE: LPS), a provider of mortgage processing services, settlement services, mortgage performance analytics and default solutions; Official Payments Holdings, Inc. (NASDAQ: OPAY), a provider of electronic payment biller-direct solutions; Fidelity National Title Group, now known as Fidelity National Financial, Inc. (NYSE: FNF), a provider of title insurance, specialty insurance and claims management services; Kintera, Inc. (NASDAQ: KNTA), a provider of software for non-profit organizations, until it was acquired by Blackbaud, Inc. (NASDAQ: BLKB); Ohio Casualty Corporation (NASDAQ: OCAS), the holding company of The Ohio Casualty Insurance Company, which is one of six property-casualty insurance companies that make up Ohio Casualty Group, collectively referred to as Consolidated Corporation; and Fair

Isaac Corporation (NYSE: FICO), a provider of analytics and decision management technology

James C. McGroddy	Director Since: 2008
Age: 80
Skills and Attributes:	Biographical Information:
• Industry Knowledge • Senior Management Leadership Experience • Technology and Innovation Expertise • Global Experience • Public Company Board Experience • Risk Management Experience	• Self-employed consultant
• Served and chaired the Strategy, Technology and Process Committee of the ACI Worldwide Board of Directors from September 2008 to March 2015
• Served and chaired the Nominating and Corporate Governance Committee and served as a member of the Risk Committee of the ACI Worldwide Board of Directors since June 2015
• Employed by International Business Machines Corporation from 1965 through 1996 in various capacities, including seven years as Senior Vice President of Research
• Board member, former Chairman of the Board of MIQS, a Colorado-based healthcare information technology company
• Member of the U.S. National Academy of Engineering
• Previously served as a director of Paxar Corporation (NYSE: PXR), a provider of merchandising systems for the retail and apparel industry
• Served on and chaired several National Academy panels aimed at accelerating the use of IT and communications in a wide variety of government sectors, including DoD, FBI and NSA
• Served on and chaired the boards of a hospital and a network of four hospitals, and a university board of trustees

Charles E. Peters, Jr.	Director Since: 2015
Age: 65
Skills and Attributes:	Biographical Information:
• Senior Management Leadership Experience • Financial Expertise • Global Experience • Public Company Board Experience • Risk Management Experience	• Served as Executive Vice President and Chief Financial Officer of Red Hat, Inc. (NYSE: RHT), a multi-national global leader in open-source software, from 2004 to 2015

• Served as Senior Vice President and Chief Financial Officer of Burlington Industries (NYSE: BUR), a multi-national manufacturer of textiles, commercial carpet, and consumer products from 1995 to 2004

• Served as Senior Vice President of Finance of Boston Edison Company (NYSE: BSE), a public utility company that provided electricity to eastern Massachusetts, from 1991 to 1995

• Served in various financial management positions at GenRad Inc. (NYSE: GEN), a multi-national company that designs, manufacturers and markets integrated hardware and software solutions that enable the successful manufacture, testing and servicing of electronic equipment, from 1982 to 1991

• Served as Senior Manager at Price Waterhouse, a multi-national professional services network, from 1973 to 1982
• Director of Veracode Inc., a privately held software company providing security solutions designed to protect organizations from application-layer cyber attacks

• Previously served as a director of Sourcefire, Inc. (NASDAQ: FIRE), a developer of network security hardware and software; Lulu, Inc., a privately held electronic publishing company; and Protective Products of America, Inc. (TSX: PPA), a provider of body armor to military and police

David A. Poe	Director Since: 2014
Age: 68
Skills and Attributes:	Biographical Information:

• Industry Knowledge

• Senior Management Leadership Experience

• Financial Knowledge

• Technology and Innovation Expertise

• Global Experience

• Public Company Board Experience

• Risk Management Experience

• Director Emeritus and Advisor, Edgar, Dunn & Company, an independent global financial services and payments consultancy firm since April 2014
• CEO of Edgar, Dunn & Company, from 1998 to 2008, and Senior Director from 2009 to April 2014
• Previously a certified public accountant with Deloitte, Touche & Company
• Member of the Advisory Board for the Bank of San Francisco (Chairman Emeritus)
• Chairman of the Board of Geothermal Engineering Ltd., a privately held UK company
• Director of the University of Idaho Foundation (currently Chairman of the Investment Committee)
• Previously a director of Official Payments Holdings, Inc. (NASDAQ: OPAY), a provider of electronic payment biller-direct solutions; and several private technology companies

Adalio T. Sanchez	Director Since: 2015
Age: 57
Skills and Attributes:	Biographical Information:
• Senior Management Leadership Experience • Financial Knowledge • Technology and Innovation Expertise • Global Experience • Risk Management Experience	• President, S Group Advisory, LLC, a firm specializing in management consulting services around business strategy, operational excellence, and business transformation
• Served as Senior Vice President of the Lenovo Group Limited (HK:0992), an international technology company, from 2014 to 2015

• Served in various capacities at International Business Machines Corporation (NYSE: IBM), a global technology and innovation company, from 1982 to 2014, including sixteen years in senior executive officer and global general management roles

• Member of the Board of Directors and Treasurer of the Florida International University Foundation

John M. Shay, Jr.	Director Since: 2006
Age: 69
Skills and Attributes:	Biographical Information:
• Industry Knowledge • Senior Management Leadership Experience • Financial Expertise • Technology and Innovation Expertise • Public Company Board Experience • Risk Management	• President and owner of Fairway Consulting LLC, a business consulting firm

• Employed by Ernst & Young LLP, a Big Four accounting firm offering audit, business advisory and tax services from 1972 through March 2006 serving as an audit partner from October 1984 to March 2006 and managing partner of the firm’s New Orleans office from October 1998 through June 2005

• Served as an adjunct auditing professor in the graduate business program of the A.B. Freeman School of Business at Tulane University for approximately 10 years
• Certified Public Accountant

Jan H. Suwinski	Director Since: 2007
Age: 75
Skills and Attributes:	Biographical Information:
• Industry Knowledge • Senior Management Leadership Experience • Financial Knowledge • Technology and Innovation Expertise • Global Experience • Public Company Board Experience	• Served as Clinical Professor of Management and Operations at the Samuel Curtis Johnson Graduate School of Management at Cornell University from 1996 to June 2016
• Served in various management positions in technology based businesses at Corning Incorporated from 1965 to 1996
• Served as Executive Vice President of the Opto Electronics Group and a member of the operating committee at Corning Incorporated from 1990 to 1996

• Served as Chairman of Siecor Corporation, a Corning joint venture with Siemens AG from 1992 to 1996
• Lead Director of Thor Industries, Inc. (NYSE: THO), a manufacturer of recreational vehicles and buses

• Previously served as a director of Tellabs, Inc. (NASDAQ: TLAB), a provider of telecommunications networking products; and Ohio Casualty Corporation (NASDAQ: OCAS), the holding company of The Ohio Casualty Insurance Company, which is one of six property-casualty insurance companies that make up Ohio Casualty Group, collectively referred to as Consolidated Corporation

Thomas W. Warsop III	Director Since 2015
Age: 50
Skills and Attributes:	Biographical Information:
• Industry Knowledge • Senior Management Leadership Experience • Financial Knowledge • Technology and Innovation Expertise • Global Experience

• Chief Executive Officer of Hananui, LLC, a provider of strategic consulting services, since January 2017

• Served as President and Chief Executive Officer of The Warranty Group, Inc., a provider of insurance and insurance services, from August 2012 to January 2017

• Served as Group President and held various management positions at Fiserv, Inc. (NASDAQ: FISV), a provider of technology solutions to the financial world, from 2007 to 2012

• Served in various capacities for Electronic Data Systems for 17 years, including President of its Business Process Outsourcing unit in Asia Pacific and Vice President in the United Kingdom, and Vice President of Global Financial Services

• Previously served as a director of The Warranty Group, Inc., and ISGN, a provider of mortgage processing software and services

OUR BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE NOMINEES LISTED ABOVE.

DIRECTOR COMPENSATION

As part of a director’s total compensation, and to create a direct linkage with corporate performance and stockholder interests, our Board believes that a meaningful portion of a director’s compensation should be provided in, or otherwise based on, the value of appreciation in our common stock. We do not pay our employee directors for service on our Board in addition to their regular employee compensation.

Retainer Fees

Each independent director receives a $60,000 base annual retainer fee. The Chairman of the Board receives an additional $100,000 annual premium. The Chairman of the Audit Committee and the Chairman of the Compensation Committee each receive an additional $20,000 annual premium. The Chairman of the Risk Committee and the Chairman of the Corporate Governance Committee each receive an additional $12,000 annual premium. Members of the Audit Committee and members of the Compensation Committee, other than the chairmen, receive an additional $4,000 annual premium. Members of the Risk Committee and members of the Corporate Governance Committee, other than the chairmen, each receive an additional $3,000 annual premium. Annual retainer fees are paid on a quarterly basis.

Equity-Based Compensation

Our independent directors are granted an annual equity award with a target grant date fair value of $250,000. Such grants are made at the discretion of our Board based on the recommendations of the Corporate Governance Committee. Director equity awards are provided pursuant to the terms of our 2016 Equity and Performance Incentive Plan, as amended (the “2016 Incentive Plan”). Director equity awards vest on the earlier to occur of (i) the date that is one year following the date of grant, and (ii) the day immediately prior to the date of the next annual meeting of our stockholders occurring following the date of grant. The independent directors’ equity awards provide for accelerated vesting upon the director’s death or disability or upon a change-in-control of the Company.

On June 15, 2016, our independent directors were each granted 12,048 shares of restricted stock.

Deferred Compensation Plans

Each independent director may elect to defer receipt of all or a part of his or her cash compensation on a calendar year basis under the Company’s Amended and Restated Deferred Compensation Plan (the “Deferred Compensation Plan”). The Deferred Compensation Plan is an unfunded, nonqualified deferred compensation plan designed to allow independent directors and a select group of management or highly compensated employees of the Company designated by our Compensation Committee to save for retirement on a tax-deferred basis. Additional information on the Deferred Compensation Plan can be found under the heading “Deferred Compensation Plan” in the “Executive Compensation” section below.

Director Summary Compensation Table

The table below summarizes the compensation we paid to our independent directors during the fiscal year ended December 31, 2016.

Director Summary Compensation Table(1)

Name(2) (a)	Fees Earned or Paid in Cash ($) (b)	Stock Awards(3) ($) (c)	Total ($) (h)
Janet O. Estep	67,000	249,996	316,996
James C. Hale	72,500	249,996	322,496
James C. McGroddy	71,500	249,996	321,496
Charles E. Peters, Jr.	67,500	249,996	317,496
David A. Poe	135,000	249,996	384,996
Adalio T. Sanchez	66,500	249,996	316,496
John M. Shay, Jr.	78,000	249,996	327,996
Jan H. Suwinski	78,000	249,996	327,996
Thomas W. Warsop III	68,000	249,996	317,996

(1)	Columns (d), (e), (f) and (g) to this table entitled “Option Awards,” “Non-Equity Incentive Plan Compensation,” “Change in Pension Value and Nonqualified Compensation Earnings” and “All Other Compensation,” respectively, have been omitted because no compensation is reportable thereunder.
(2)	Philip G. Heasley, our President and CEO, is not included in this table as he is an employee of the Company and thus receives no compensation for his service as a director. The compensation received by Mr. Heasley as an employee of the Company is shown in the “Summary Compensation Table” in the “Executive Compensation” section below.
(3)	The amounts in column (c) reflect the grant date fair value of each stock award granted during 2016, as determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation — Stock Compensation (“FASB ASC Topic 718”). The amounts shown do not correspond to the actual value that will be realized by the independent director. The assumptions used in the calculation of these amounts are included in footnote 12 to the Company’s audited financial statements for the fiscal year ended December 31, 2016, included in our Annual Report. The grant date fair value of the stock awards granted to our independent directors on June 15, 2016 was $20.75 per share of restricted stock. The following table sets forth each independent director’s aggregate number of stock awards (unvested shares of restricted stock) and stock option awards (all of which were vested) outstanding as of December 31, 2016:

Name	Unvested Stock Awards	Aggregate Stock Option Awards
Janet O. Estep	12,048	—
James C. Hale	12,048	—
James C. McGroddy	12,048	120,000
Charles E. Peters, Jr.	12,048	—
David A. Poe	12,048	—
Adalio T. Sanchez	12,048	—
John M. Shay, Jr.	12,048	90,000
Jan H. Suwinski	12,048	210,000
Thomas W. Warsop III	12,048	—

Independent Director Stock Ownership Guidelines

The Board has stock ownership guidelines designed to further link the interests of our Board with that of our stockholders. These guidelines provide that each of our independent directors should have equity positions in the Company with a value equal to five times his or her annual retainer amount. Direct and indirect stock ownership, including the vested in-the-money portion of any stock options held by the independent director, are included in determining each director’s equity position. Each independent director has five years to achieve the target ownership level. A director who fails to meet the ownership guidelines within the five-year period will not be eligible for new equity awards until the director achieves his prescribed ownership level.

REPORT OF THE AUDIT COMMITTEE

At all times during 2016, each member of the Audit Committee was “independent” as defined in the NASDAQ listing standards. Our Board determined that each of the members met the NASDAQ regulatory requirements for financial literacy and that Messrs. Shay and Peters are “audit committee financial experts” as defined under SEC rules.

The Audit Committee operates pursuant to a charter (the “Audit Committee Charter”), a copy of which is available on our website at www.aciworldwide.com — Investor Relations — Governance — Overview — Corporate Governance Documents section.

The Audit Committee, on behalf of our Board, oversees the Company’s financial reporting process as more fully described in the Audit Committee Charter. Management is responsible for the preparation, presentation and integrity of the Company’s consolidated financial statements, accounting and financial reporting principles, internal controls over financial reporting and compliance with laws and regulations and ethical business standards. Management is responsible for objectively reviewing and evaluating the adequacy, effectiveness, and quality of the Company’s system of internal controls. Audit Committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management or the independent registered public accounting firm.

The Company’s independent registered public accounting firm, Deloitte & Touche LLP (“Deloitte”), is responsible for performing independent audits of the Company’s consolidated financial statements and the effectiveness of the Company’s internal controls over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States) and to issue reports thereon. In fulfilling its oversight responsibilities, the Audit Committee (i) reviewed and discussed the audited consolidated financial statements and the footnotes thereto in the Company’s annual report on Form 10-K for 2016 with management and Deloitte, and (ii) discussed with management and Deloitte the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of the disclosures in the financial statements. The Audit Committee discussed with the Company’s internal auditors and Deloitte, with and without management present, their evaluations of the Company’s internal accounting controls and reviewed with management the basis for management’s assessment of the effectiveness of the Company’s internal controls over financial reporting.

The Company’s independent registered public accounting firm is responsible for expressing opinions on (i) the conformity of the Company’s audited consolidated financial statements, in all material respects, to accounting principles generally accepted in the U.S., and (ii) the effectiveness of the Company’s internal controls over financial reporting. The independent registered public accounting firm has full and free access to the Audit Committee. The Company’s independent registered public accounting firm has expressed the opinion that the Company’s audited consolidated financial statements conform, in all material respects, to accounting principles generally accepted in the U.S. The Audit Committee reviewed and discussed with the independent registered public accounting firm its judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed by the standards of the Public Company Accounting Oversight Board (“PCAOB”).

The Audit Committee discussed with the Company’s independent registered public accounting firm its independence from management and the Company, and received from Deloitte the written disclosures and the letter required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm and management the independent registered public accounting firm’s independence.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to our Board that the audited consolidated financial statements be included in the Company’s annual report on Form 10-K for 2016.

MEMBERS OF THE AUDIT COMMITTEE John M. Shay, Jr. James C. Hale Charles E. Peters, Jr. Thomas W. Warsop III

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected and appointed, and our Board has approved the Audit Committee’s selection and appointment of, Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017. If the stockholders do not ratify the selection, the Audit Committee will consider whether it is appropriate to select another independent registered public accounting firm for the next fiscal year. Even if the selection is ratified by our stockholders, the Audit Committee may, in its discretion, change the appointment at any time during the year if it determines that such a change would be in the best interests of stockholders.

Representatives of Deloitte are expected to be present at the Annual Meeting to make a statement should they so desire and to respond to appropriate questions.

Independent Registered Public Accounting Firm Fees

The following table sets forth the aggregate fees paid or payable for the indicated services performed by Deloitte during 2016 and 2015 in its capacity as our independent registered public accounting firm during such years.

Fee Category	2016	2015
	($)
Audit Fees	3,633,500	3,895,321
Audit Related Fees	0	0
Tax Fees	696,139	644,719
Other Fees	0	0
Total Fees	4,329,639	4,540,040

Audit Fees.    This category represents the aggregate fees paid or payable to Deloitte for professional services rendered for (i) the audit and quarterly reviews of the Company’s annual consolidated financial statements for 2016 and 2015, (ii) the audit of the effectiveness of the Company’s internal controls over financial reporting as of December 31, 2016 and December 31, 2015 in accordance with the standards of the PCAOB and (iii) statutory audits of certain subsidiaries.

Audit-Related Fees.    This category represents the aggregate fees billed by Deloitte for professional services rendered for assurance and related services that were reasonably related to the performance of the audit or review of the Company’s financial statements that are not reported under “Audit Fees” for 2016 or 2015. The professional services performed by Deloitte in 2016 and 2015 consisted of audit and tax related services.

Tax Fees.    This category represents the aggregate fees billed by Deloitte for tax-related services rendered to the Company for 2016 and 2015. Tax fees billed by Deloitte in 2016 and 2015 consisted of fees for professional services related primarily to tax compliance projects, including audit- and tax-related services.

All Other Fees.    There were no other fees billed by Deloitte for services rendered to the Company during 2016 or 2015, other than the services described above under “Audit Fees,” “Audit-Related Fees” and “Tax Fees.”

The Audit Committee has considered whether the provision of the services by Deloitte, as described above in “Tax Fees” is compatible with maintaining the independent registered public accounting firm’s independence.

Pre-Approval of Audit and Non-Audit Services

We have policies for pre-approval of all audit and non-audit services to be provided to us by our independent registered public accounting firm and its member firms. Under these policies, all audit and non-audit services to be performed by our independent registered public accounting firm must be approved by the Audit Committee in advance. A proposal for audit and non-audit services must include a description and purpose of the services, estimated fees and other terms of the services. To the extent a proposal relates to non-audit services, a determination that such services qualify as permitted non-audit services and an explanation as to why the provision of such services would not impair the independence of our independent registered public accounting firm are also required. Any engagement letter relating to a proposal must be presented to the Audit Committee for review and approval, and the Chairman of the Audit Committee may sign, or authorize an officer to sign, such engagement letter.

All services provided by our independent registered public accounting firm in 2016 and 2015 were pre-approved by the Audit Committee.

Vote Required

The affirmative vote of a majority of the shares represented at the Annual Meeting and actually voting on this proposal is required for the approval of the proposal.

OUR BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2017.

PROPOSAL 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Stockholders are asked to vote, on an advisory basis, on the executive compensation of our Named Executive Officers (as defined in the “Compensation Discussion and Analysis” section below). This advisory vote, commonly known as a “say-on-pay” vote, is a non-binding vote on the compensation of our Named Executive Officers as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC, including the “Compensation Discussion and Analysis,” the accompanying compensation tables and other related tables and narrative discussion contained in this Proxy Statement.

As described in the “Compensation Discussion and Analysis,” our executive compensation programs are performance-based programs designed to (i) attract, retain, motivate and reward highly qualified and talented executives, including our Named Executive Officers, who provide leadership to the Company necessary to drive superior results; (ii) reward senior executives, including our Named Executive Officers, for achieving measurable goals designed to drive superior Company results; and (iii) strengthen the commonality of interest between our stockholders and senior executives, including our Named Executive Officers.

This advisory vote is not intended to address any specific item of compensation, but rather, the overall compensation of our Named Executive Officers and the principles, policies and procedures related to executive compensation described in this Proxy Statement. We therefore urge our stockholders to read the “Compensation Discussion and Analysis,” the accompanying compensation tables and other related tables and narrative discussion, which describe in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives. The following practices are highlighted throughout the “Compensation Discussion and Analysis” section:

•

A significant portion of the total on-target compensation of our Named Executive Officers is performance-based compensation directly tied to Company financial, operational and strategic performance goals.

•

The 2016 long-term incentive program (“LTIP”) is comprised of a combination of stock options and performance shares to reinforce the Compensation Committee’s objective of making long-term incentive awards variable so that the level of compensation actually earned depends on the Company’s performance against specified financial goals, and is directly tied to stockholder value.

•

2016 LTIP performance shares are earned, if at all, after a three-year performance period based on the achievement of performance goals relating to the Company’s compound annual growth rate in sales and adjusted EBITDA over the three-year performance period.

•	2016 Supplemental LTIP performance shares are earned, if at all, after a five-year performance period based on the achievement of applicable performance goals.

•	We have stock ownership guidelines for our directors and executive officers.

•	Our equity awards and our annual variable cash incentive awards are subject to our recoupment policy.

•	Our equity plans expressly prohibit re-pricing awards without stockholder approval.

•	Neither the CEO Employment Agreement nor our CIC Employment Agreements provide excise tax gross-ups.

•	Our CIC Employment Agreements contain “double trigger” provisions.

•

We introduced Relative Total Shareholder Return (“RTSR”) performance-share awards for our executive officers under the 2017 LTIP, which awards vest, if at all, based upon our shareholders’ total return (relative to the IGV ETF index) over the three-year performance period through 2019.

We believe that our executive compensation philosophy, our core compensation objectives and our compensation programs, practices and policies have resulted in executive compensation decisions that have appropriately incentivized the achievement of financial goals that have benefited our Company and our stockholders and are expected to drive long-term stockholder value over time. Accordingly, the following resolution is submitted for an advisory stockholder vote:

RESOLVED, that our stockholders approve, on an advisory basis, the compensation of our Named Executive Officers, as disclosed in the Company’s Proxy Statement for the 2017 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the “Compensation Discussion and Analysis,” the accompanying compensation tables and the other related tables and narrative discussion.

Advisory Vote

Stockholders are not ultimately voting to approve or disapprove our Board’s recommendation. As this is an advisory vote, the outcome of the vote is not binding on us with respect to future executive compensation decisions, including those relating to our Named Executive Officers, or otherwise. The Compensation Committee and our Board expect to take into account the outcome of this stockholder advisory vote when considering future executive compensation decisions.

Vote Required

The affirmative vote of a majority of the shares represented at the Annual Meeting and actually voting on this proposal is required for the approval of the proposal.

OUR BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE ADVISORY VOTE ON EXECUTIVE COMPENSATION AS DISCLOSED IN THIS PROXY STATEMENT.

PROPOSAL 4

ADVISORY VOTE ON THE FREQUENCY OF

FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

Our Board is asking stockholders to indicate the frequency with which they believe an advisory vote on executive compensation, or a “say-on-pay” vote, such as that provided in Proposal 3 above should occur. Stockholders may indicate whether they prefer that we hold a “say-on-pay” vote every three years, two years, or every year, or they may abstain from this vote.

Our Board has determined that holding an advisory vote on executive compensation every year is the most appropriate policy for the Company and its stockholders, and recommends that stockholders vote for future advisory votes on executive compensation to occur every year.

While the Company’s executive compensation programs are designed to promote a long-term connection between pay and performance, our Board recognizes that executive compensation disclosures are made annually. Stockholders should note that because the advisory vote on executive compensation occurs well after the beginning of the compensation year, and because the different elements of our executive compensation programs are designed to operate in an integrated manner and to complement one another, in many cases it may not be appropriate or feasible to change our executive compensation programs in consideration of any one year’s advisory vote on executive compensation by the time of the following year’s annual meeting of stockholders.

Advisory Vote

Stockholders are not ultimately voting to approve or disapprove our Board’s recommendation. As this is an advisory vote, the outcome of the vote is not binding on us. Our Board will consider the outcome of the vote when making decisions regarding the frequency of future advisory votes on executive compensation. Our Board may in the future decide to conduct advisory votes on a more or less frequent basis than the alternative selected by our stockholders based on factors such as discussions with stockholders and the adoption of material changes to our compensation programs.

Vote Required

The affirmative vote of a majority of the shares represented at the Annual Meeting and actually voting on this proposal is required for the approval of the proposal.

OUR BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF AN ANNUAL ADVISORY VOTE ON EXECUTIVE COMPENSATION.

PROPOSAL 5

APPROVAL OF THE 2017 EMPLOYEE STOCK PURCHASE PLAN

On April 6, 2017, the Board approved, and is submitting to stockholders for approval, the 2017 Employee Stock Purchase Plan (the “2017 ESPP”). The Company believes that awards under the 2017 ESPP will promote its operating performance and growth potential by encouraging employees to acquire equity in the Company, thereby aligning their long-term interests with those of the Company. A copy of the 2017 ESPP is attached to this Proxy Statement as Annex A. The summary description of the 2017 ESPP provided below is qualified in its entirety by reference to the full text of the 2017 ESPP.

If the 2017 ESPP is approved by the stockholders, the term of the 2017 ESPP will commence effective as of August 1, 2017 and will continue until July 31, 2027, subject to earlier termination by the Board. If the 2017 ESPP is approved by the stockholders, the Board will terminate the 1999 Employee Stock Purchase Plan, as amended (the “1999 ESPP”), effective as of July 31, 2017. If the 2017 ESPP is not approved by the stockholders, the 1999 ESPP will remain in effect and be terminated in accordance with its terms effective as of April 30, 2018. Termination of the 1999 ESPP will not affect any equity awards outstanding under the 1999 ESPP immediately prior to termination thereof.

Summary of the 2017 ESPP

The 2017 ESPP provides employees with an opportunity to purchase shares of Common Stock in the Company. The 2017 ESPP allows eligible employees to accumulate funds through payroll deductions to purchase shares of Common Stock at a discount. References in this summary to the “Board” includes any committee of the Board.

Available Shares

The 2017 ESPP authorizes the issuance of up to 3 million shares of Common Stock.

Term and Termination

If the 2017 ESPP is approved by the stockholders, the term of the 2017 ESPP will commence August 1, 2017 and will continue until July 31, 2027, subject to earlier termination by the Board. The Board may terminate the 2017 ESPP at any time.

Participation Periods

A participation period is the period of time over which deductions are taken from the paychecks of eligible employees who have elected to participate in the 2017 ESPP and accumulated payroll deductions. At the end of the participation period, a purchase of shares is made with each participant’s accumulated deductions. Participation periods are three months in length, beginning February 1, May 1, August 1 and November 1.

Purchase Limitations

In general, for each participation period, eligible employees can elect to purchase full shares through payroll deductions of up to 10% of base pay, but in no event may the participant’s rights to purchase shares of Common Stock accrue at a rate that exceeds $25,000 of fair market value of Common Stock in a calendar year.

Purchase Price

The purchase price a participant pays for the shares is equal to 85% of the market closing price of the Common Stock on the last business day of each participation period. The percentage may be changed prior to a participation period by, and at the sole discretion of, the Board, without further approval of the stockholders, to any whole percentage that is not less than 85% and not greater than 100%.

The proceeds received from the sale of stock pursuant to the 2017 ESPP constitute general funds of the Company and may be used by it for any purpose.

Eligibility and Plan Benefits

Eligibility to participate is generally extended to all regular employees of the Company and its participating subsidiaries who are actively and customarily employed for 20 hours or more per week and who have completed three months of employment. Executive officers and members of the Board who are eligible employees are also permitted to participate. An employee is ineligible to participate if, immediately after such grant, such employee would own stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or any subsidiary of the Company, such ownership to be determined by applying the rules of Section 424(d) of the Code and treating stock that the employee may purchase under outstanding options as stock owned by the employee.

Because participation in the 2017 ESPP is determined at the election of each eligible participant, it is impossible to determine benefits that will be received in the future under the 2017 ESPP by any eligible participant.

Administration

The 2017 ESPP is administered by the Board, which may amend the 2017 ESPP or adopt sub-plans, in its sole discretion, to conform the terms of the 2017 ESPP with the requirements of local law with respect to participating subsidiaries that employ participants who reside outside the U.S. The Board has the power to interpret the 2017 ESPP and may adopt, amend and rescind rules, in a manner that is not inconsistent with the provisions of the 2017 ESPP, as it deems advisable. The 2017 ESPP may be amended by the Board from time to time as it deems desirable, in its sole discretion, without approval of the stockholders, except to the extent stockholder approval is required by Rule 16b-3 of the Exchange Act, applicable NASDAQ Stock Market or other stock exchange rules, applicable provisions of the Code, or other applicable laws or regulations. The Board may terminate the 2017 ESPP at any time in its sole discretion.

Adjustments

The number of shares to be issued under the ESPP will be adjusted by the Board in the event that the outstanding shares of Common Stock are increased or decreased or changed into or exchanged for a different number or kind of shares of stock or other securities of the Company or of another corporation, effected without the receipt of consideration by the Company, through reorganization, merger or consolidation, recapitalization, reclassification, stock split, reverse stock split, split-up, combination or exchange of shares or declaration of any dividends payable in Common Stock. The Board may make such adjustment as it deems equitable in the event of (i) any offer or proposal to holders of Common Stock relating to the acquisition of their shares, including, without limitation, through purchase, merger, or otherwise; (ii) any transaction generally relating to the acquisition of substantially all of the assets or business of the Company; or (iii) the dissolution or liquidation of the Company.

Federal Income Tax Consequences

Under current law, U.S. federal income tax consequences to participants and the Company of rights granted under the 2017 ESPP would generally be as set forth in the following summary. This summary does not purport to be a complete analysis of all potential U.S. federal income tax or other tax consequences relevant to participants and the Company, or to describe tax consequences based upon particular circumstances. In addition, the summary does not discuss the income tax laws of any municipality, state, or foreign country in which the participant may reside and to which the participant may be subject.

If shares of Common Stock are issued to a participant under the 2017 ESPP, and if no disposition of such shares is made within two years of the first day of the participation period, or within one year after the transfer to such participant of such shares, or in the event of the participant’s death (whenever occurring) while owning such shares, then (a) no income will be realized by the participant at the time of the transfer of the shares to such participant and (b) when the participant sells or otherwise disposes of such shares (or dies holding the shares), there will be included in his or her gross income, as compensation, an amount equal to the lesser of (i) the amount by which the fair market value of the shares on the first day of the participation period exceeds the purchase price for the shares, or (ii) the amount by which the fair market value at the time of disposition or death exceeds the purchase price for the shares. Any further gain will be treated for federal income tax purposes as long-term capital gain, provided that the employee holds the shares for the applicable long-term capital gain holding period after the last day of the participation period applicable to such shares.

No deduction will be allowed to the Company for federal income tax purposes in connection with the grant or exercise of any right to purchase shares under the 2017 ESPP if there is no disposition of the shares within either the two-year or the one-year periods referred to above. If there is a disposition of shares by a participant within either of these periods, such participant will realize ordinary income in the year of disposition in an amount equal to the difference between the purchase price and the fair market value of the shares at the time of purchase, and the Company will generally be entitled to a deduction in the same amount. The amount of ordinary income realized by the participant may be subject to withholding for taxes. Any difference between the amount received by an employee upon such a disposition and the fair market value of the shares at the time of purchase will be capital gain or loss, as the case may be.

Vote Required

The affirmative vote of a majority of the shares represented at the Annual Meeting and actually voting on this proposal is required for the approval of the 2017 ESPP.

OUR BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE 2017 EMPLOYEE STOCK PURCHASE PLAN.

INFORMATION REGARDING SECURITY OWNERSHIP

The following tables set forth certain information regarding the beneficial ownership of our common stock as of March 31, 2017 by (i) each of our directors, (ii) each of our Named Executive Officers (as defined in the “Summary Compensation Table” below), (iii) all of our executive officers and directors as a group, and (iv) each person known by us to beneficially own more than 5% of the outstanding shares of our common stock. The percentages in these tables are based on 118,033,582 outstanding shares of common stock as of March 31, 2017. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to the securities. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares underlying options held by that person that will be exercisable within 60 days of March 31, 2017 are deemed to be outstanding. Such shares, however, are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

Security Ownership of Directors and Executive Officers

The following table sets forth certain information regarding the beneficial ownership of our common stock as of March 31, 2017 by (i) each of our directors and director nominees, (ii) each of our Named Executive Officers, and (iii) all of our executive officers, directors and director nominees as a group. No family relationships exist among our directors and executive officers.

Beneficial Owner(1)	Number of Shares Directly Owned	Number of Shares Subject to Currently Exercisable Options or Which May be Acquired Within 60 Days(2)	Total Shares Beneficially Owned	Percent
Philip G. Heasley	1,358,099	669,381	2,027,480	1.7%
Scott W. Behrens	224,477	314,979	539,456	*
Dennis P. Byrnes	298,363	269,604	567,967	*
Daniel J. Frate	152,919	157,520	310,439	*
Anthony M. Scotto, Jr	163,877	314,898	478,775	*
Janet O. Estep	18,096	—	18,096	*
James C. Hale	20,614	—	20,614	*
James C McGroddy	47,829	120,000	167,829	*
Charles E. Peters, Jr.	22,290	—	22,290	*
David A. Poe	35,829	—	35,829	*
Adalio T. Sanchez	29,110	—	29,110	*
John M. Shay, Jr.	50,829	60,000	110,829	*
Jan H. Suwinski	125,829	210,000	335,829	*
Thomas W. Warsop III	22,790	—	22,790	*
All Directors and Executive Officers as a group (16 persons)	2,634,390	2,327,491	4,961,881	4.2%

*	Less than 1% of the outstanding shares of our common stock.

(1)	The address for all of our directors, director nominees and executive officers is the address of the Company’s principal executive offices located at 3520 Kraft Rd, Suite 300, Naples, Florida 34105.

(2)	Includes shares issuable upon exercise of vested stock options as of 60 days following March 31, 2016 (May 30, 2016).

Security Ownership of Certain Beneficial Owners

The following table sets forth certain information regarding the beneficial ownership of our common stock as of March 31, 2017 (except as noted below) by each person known by us to beneficially own more than 5% of the outstanding shares of our common stock.

Beneficial Owner	Number of Shares	Percent
Waddell & Reed Investment Management Co.(1)	14,481,964	12.3%
6300 Lamar Avenue, Overland Park, KS 66202
Brown Capital Management, LLC(2)	13,769,240	11.7%
1201 N. Calvert Street, Baltimore, MD 21202
BlackRock, Inc.(3)	11,749,919	10.0%
55 East 52nd Street, New York, NY 10055
The Vanguard Group(4)	9,189,210	7.8%
100 Vanguard Blvd., Malvern, PA 19355
Vulcan Value Partners, LLC(5)	9,154,653	7.8%
Three Protective Center
2801 Highway 280 South, Suite 300, Birmingham, AL 35223

(1)	Based on a Schedule 13G filed with the SEC on February 14, 2017, which contained information as of December 31, 2016.

(2)	Based on a Schedule 13G filed with the SEC on February 9, 2017, which contained information as of December 31, 2016.

(3)	Based on a Schedule 13G filed with the SEC on March 9, 2017, which contained information as of December 31, 2016.

(4)	Based on a Schedule 13G filed with the SEC on February 9, 2017, which contained information as of December 31, 2016.

(5)	Based on a Schedule 13G filed with the SEC on February 14, 2017, which contained information as of December 31, 2016.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act and the rules of the SEC require our directors, certain officers and beneficial owners of more than 10% of our outstanding common stock to file reports of their ownership and changes in ownership of our common stock with the SEC. Company employees generally prepare these reports on behalf of our executive officers on the basis of information obtained from them and review the forms submitted to us by our non-employee directors and beneficial owners of more than 10% of the common stock. Based on such information, we believe that all reports required by Section 16(a) of the Exchange Act to be filed by our directors, officers and beneficial owners of more than 10% of the common stock during or with respect to 2016 were filed on time, except that Philip G. Heasley did not timely file a Form 4 for option exercise and sale transactions occurring in June 2016, but such Form 4 was subsequently filed.

INFORMATION REGARDING EQUITY COMPENSATION PLANS

The following table sets forth, as of December 31, 2016, certain information related to our compensation plans under which shares of our common stock are authorized for issuance.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options		Weighted-Average Exercise Price of Outstanding Options	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity compensation plans approved by security holders	9,590,746	(1)	$15.54	8,150,269	(2)
Equity compensation plans not approved by security holders	238,376	(3)	—	0

Total	9,829,122	(4)	$15.54	8,150,269	(2)

(1)	This number reflects shares reserved for issuance in connection with options, performance-share, restricted share and performance-based restricted share awards under our 2005 and 2016 Equity and Performance Incentive Plans outstanding as of December 31, 2016 based on the targeted award amounts.
(2)	Of these shares, 298,591 remain available for future issuance under our 1999 Employee Stock Purchase Plan and 7,851,678 remain available for future issuance under our 2016 Equity and Performance Incentive Plan.
(3)	This number reflects restricted share awards issued to new employees in connection with the Company’s acquisition of PAY.ON AG.
(4)	This number excludes 14,103 options with a weighted-average exercise price of $32.58, which the Company assumed in connection with its acquisition of Online Resources Corporation.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This Compensation Discussion and Analysis is designed to provide stockholders with an understanding of our compensation philosophy, core principles and decision making process. It discusses the determinations of the Compensation Committee (the “Committee” for purposes of this discussion and analysis) with respect to compensation actions taken for the following “Named Executive Officers” or “NEOs” during 2016.

Phillip G. Heasley	President and Chief Executive Officer
Scott W. Behrens	Senior Executive Vice President and Chief Financial Officer
Daniel J. Frate	Senior Executive Vice President and Group President, ACI On Demand P&L
Anthony M. Scotto, Jr.	Senior Executive Vice President, Chief of Technology
Dennis P. Byrnes	Executive Vice President, Chief Administrative Officer, General Counsel and Secretary

Executive Summary

2016 Financial Results

Several key accomplishments for 2016 include the following:

•	bookings growth of 16% over 2015;

•	revenue growth of 4% over 2015;

•	adjusted earnings before interest, taxes, depreciation and amortization (“EBITDA”) of $241 million;

•	recurring revenue comprised 71% of total 2016 revenue;

•	successfully divested the non-strategic Community Financial Services (“CFS”) business;

•	signed the largest Universal Payments contract in the Company’s history; and

•	opened a new European data center to support our SaaS business growth.

For year-over-year comparisons, bookings and revenue are adjusted for changes in foreign currency, the CFS divestiture and the PAY.ON acquisition.

2016 Resulting Pay Outcomes

Our 2016 Management Incentive Compensation (“MIC”) program and our LTIP retention awards were designed to tie the compensation paid to our Named Executive Officers with the performance of the Company. A summary of these compensation elements, the applicable performance metrics, and the results we achieved are set forth in the table below.

Compensation Element	Performance Metrics	Results Achieved(1)
2016 MIC	2016 adjusted EBITDA (66% weighting) 2016 adjusted revenue (34% weighting)	We achieved 90.9% of our MIC adjusted EBITDA goal, and 96.73% of our MIC revenue goal. This resulted in a MIC Funded Incentive Pool of 75.31% of the on-target amount, establishing the aggregate funding pool from which distributions to participants were made.
2013 LTIP Retention Shares(2)	2016 adjusted EBITDA	We achieved 98.42% of our LTIP adjusted EBITDA goal, yielding a 98% payout level. This 98% payout relates to the remaining two-thirds of this award and will be made in equal installments on June 9, 2017 and June 9, 2018.
2014 LTIP Retention Shares(3)	2016 adjusted EBITDA	We achieved 98.42% of our LTIP adjusted EBITDA goal. This resulted in a plan payout to participants of 98% of the on-target shares.

(1)	Achieved results are adjusted for changes in foreign currency during the performance period and the timing impact on revenue and adjusted EBITDA associated with three SaaS adoptions originally planned as traditional renewals.
(2)	The 2013 LTIP Retention Share awards were granted on June 9, 2015, replacing the performance-share component of the 2013 LTIP award (performance period 2013 through 2015). The 2013 LTIP Retention Share awards were valued at the time of grant at approximately 93% of the on-target value of the original 2013 LTIP performance-share awards. The first one-third of the 2013 LTIP Retention Share awards vested on June 9, 2016 at 90.4% of the on-target share grant based upon achievement against the vesting criteria of 2015 adjusted EBITDA. The remaining two-thirds of the 2013 LTIP Retention Share awards will pay out at 98% of the on-target share grant based upon achievement against the vesting criteria of 2016 adjusted EBITDA. Those shares will vest in equal installments on June 9, 2017 and June 9, 2018. Each of the Named Executive Officers received 2013 LTIP Retention Share awards. The original 2013 LTIP performance-share awards did not vest and were cancelled. See Elements of Executive Compensation, Retention Awards.
(3)	The 2014 LTIP Retention Share awards were granted on September 15, 2015, replacing the performance-share component of the 2014 LTIP award (performance period 2014 through 2016). The 2014 LTIP Retention Share awards were valued at the time of grant at approximately 73% of the original 2014 LTIP performance-share awards. Each of the Named Executive Officers, other than Mr. Heasley, received 2014 LTIP Retention Share awards. The original 2014 LTIP performance-share awards did not vest and were cancelled. See Elements of Executive Compensation, Retention Awards.

Stockholder-Friendly Pay Practices

•	Between 77% and 89% of the total on-target compensation for our NEOs is performance based.

•	Our equity awards and annual variable cash incentive awards are subject to our recoupment policy.

•	We have stock ownership guidelines for our directors and executive officers.

•	We grant annual equity awards so our executive officers have unvested awards that could decrease in value if they do not manage the business with a view to the Company’s long-term success.

•

We have a balance of time horizons for our incentive awards, including an annual cash incentive program, three-year performance periods for our LTIP performance shares, stock options and restricted shares.

•	Supplemental LTIP performance shares are earned, if at all, after a five-year performance period based on the achievement of applicable performance goals.

•	Supplemental LTIP awards have a five-year performance period.

•	With the exception of our CEO, none of our executive officers, including our Named Executive Officers, have an employment agreement with the Company.

•	Our equity plans expressly prohibit re-pricing awards without stockholder approval.

•	We have no supplemental retirement benefits and minimal perquisites.

•	The Committee is advised by Pearl Meyer, an independent executive compensation consultant.

•	We eliminated excise tax gross-up provisions in the CEO Employment Agreement.

In 2016 and 2017 we further enhanced our stockholder-friendly pay practices.

•	We revised our CIC Employment Agreements to provide for “double trigger” provisions and eliminate excise tax gross-ups.

•

We introduced RTSR performance-share awards for our executive officers under our 2017 LTIP, which awards vest, if at all, based upon our shareholders’ total return (relative to the IGV ETF index) over the three-year performance period through 2019. One-third of the on-target LTIP awards value is tied to RTSR performance shares. See “2017 Compensation Update.”

We will continue to consider stockholder-friendly practices and take into account the outcome of the stockholder advisory vote on our executive compensation when considering future executive compensation arrangements.

Our Executive Compensation Philosophy

The purpose of our executive compensation program is to

•	attract and retain highly qualified executives who provide leadership to the organization necessary to drive superior results;

•	reward senior executives for achieving measurable goals designed to drive superior results; and

•	strengthen the commonality of interest between our stockholders and senior executives.

Pay for Performance

Underlying the purposes of our executive compensation is a strong belief in a pay-for-performance philosophy. As a result, we structure a significant portion of executive officer compensation with variable components tied to the Company’s performance. Additionally, we set challenging target and threshold performance goals under our variable compensation plans to ensure that compensation is earned based upon exceptional performance against specified financial, operational and strategic goals.

The following chart illustrates that between 77% and 89% of the total on-target compensation provided to our Named Executive Officers is “at risk” variable compensation linked directly to the performance of the Company.

Compensation Mix

Our executive compensation consists of three principal elements: base salary, annual performance-based cash bonus under our MIC plan, and long-term equity incentive compensation under our LTIP and Supplemental LTIP. Recognizing that a significant portion of our Named Executive Officers’ total compensation is variable and tied to challenging performance goals, we target this “at risk” variable compensation at levels above market median. For example, while we target base salary at or slightly below market median, we target our on-target MIC such that total cash compensation (base salary plus on-target MIC) is at the 55th percentile of competitive market values.

We target our long-term equity awards — our LTIP (three-year performance period) and our Supplemental LTIP (five-year performance period) — at the 65th percentile of competitive market values.

We believe that this approach of tying a significant portion of executive compensation to challenging performance goals and offering above-market compensation for achieving those goals creates strong incentives for our executives to achieve our short-term profitability and growth objectives as well as long-term value creation for our stockholders. We believe that this approach also assists us in attracting talented people who are committed to achieving challenging goals with the opportunity to earn superior compensation.

How We Determine Executive Compensation

Role of Compensation Committee

The Committee operates pursuant to a charter (the “Compensation Committee Charter”), a copy of which is available on our website at www.aciworldwide.com in the About ACI — Investor Relations — Corporate Governance section. Ms. Estep, and Messrs. Peters, Suwinski, and Warsop currently serve as members of the Committee. At all times during 2016, each of the Committee’s members was “independent” as defined in Rule 5605(a)(2) of the NASDAQ listing standards.

The Committee approves base salary and incentive compensation for, and addresses other compensation matters with respect to, our executive officers, including our Named Executive Officers. The Committee grants all stock options and other equity awards to all employees.

In determining our executive officers’ compensation, the Committee primarily considers the following:

•	the value of similar incentive awards to officers at comparable companies;

•	the result of the stockholder advisory vote on executive compensation; and

•	the equity and long-term incentive awards given to the officers in prior years.

The Committee is also responsible for the periodic review and evaluation of (i) the terms and administration of our annual and long-term incentive plans to assure that they are structured and administered in a manner consistent with our goals and objectives; (ii) existing equity-related plans and the adoption of any new equity-related plans, including a review and evaluation of our policies and practices relating to grants of equity-based compensation; and (iii) our employee benefits and, if applicable, perquisite programs and approval of any significant changes therein. The Committee also monitors the results of the annual stockholder advisory vote on executive compensation and factors it into the compensation plan.

Role of Our CEO

Our CEO recommends to the Committee the compensation packages for all executive officers. In addition, our CEO annually evaluates the performance of each executive officer and, based on that review, may recommend changes in the executive officer’s compensation to the Committee.

The CEO’s recommendations may include changes in base salary and the annual on-target variable cash incentive awards under our MIC program, discretionary cash bonuses, additional or supplemental equity grants, modifications to standard vesting schedules that are deemed to be in the best interest of the Company, and changes to future MIC plan performance metrics or targets to reflect changes in the scope or focus of an executive’s position. All compensation changes for executive officers must be reviewed and approved by the Committee.

Management recommends to the Committee performance targets for our MIC program, which targets are based on our one-year operating plan. Management also makes recommendations for our long-term equity program. The equity program targets are tied to our five-year strategic plan.

Role of External Consultants

Pearl Meyer served as the Committee’s independent compensation consultant in connection with establishing the 2016 executive compensation.

The Committee regularly reviews the services provided by its outside consultants and believes that Pearl Meyer is independent in providing executive compensation consulting services. The Committee conducted a specific review of its relationship with Pearl Meyer in 2016, and determined that Pearl Meyer’s work for the Committee did not raise any conflicts of interest, consistent with the guidance provided under the Dodd-Frank Act and associated SEC and NASDAQ standards. In making this determination, the Committee reviewed information provided by Pearl Meyer on the following factors:

•	any other services provided to the Company by Pearl Meyer;

•	fees received by Pearl Meyer from the Company as a percentage of Pearl Meyer’s total revenue;

•	policies or procedures maintained by Pearl Meyer to prevent a conflict of interest;

•	any business or personal relationship between the individual Pearl Meyer consultants assigned to the Company and any Committee member;

•	any business or personal relationship between the individual Pearl Meyer consultants assigned to the Company, or Pearl Meyer itself, and our executive officers; and

•	any Company stock owned by the individual Pearl Meyer consultants assigned to the Company.

With the exception of consulting services to the Board regarding our independent director compensation program, the Committee noted that Pearl Meyer did not provide any services to the Company or its management other than service to the Committee, and its services were limited to executive compensation consulting. Specifically, Pearl Meyer does not provide, directly or indirectly through affiliates, any non-executive compensation services, including, but not limited to, pension consulting or human resources outsourcing. The Committee will continue to monitor the independence of its compensation consultant on a periodic basis.

Pearl Meyer’s role in 2016 included

•	assisting the Committee with the establishment of the peer comparison group of companies;

•	conducting a competitive compensation analysis for key senior management positions within the Company, including each Named Executive Officer’s position;

•	reviewing the annual variable cash incentive program and the long-term equity incentive compensation programs; and

•	conducting a benchmarking analysis of compensation against the peer group of companies for the Committee’s review.

In connection with its performance of these activities, Pearl Meyer met with the Committee both with and without management present. From time to time, Pearl Meyer also conducted surveys and analyses to assist the Committee in its analysis and decision-making process related to executive compensation. Pearl Meyer did not provide any services beyond executive and independent director compensation consulting services during 2016.

Market Referencing — The 2016 Peer Group

Each year we identify a peer group of businesses for the purpose of benchmarking our executive compensation pay and practices. The peer group used to compare the levels and elements of compensation provided to our executive officers in 2016 is listed below.

Blackbaud Inc.	Pegasystems Inc.
Cadence Design Systems Inc.	PTC Inc.
CommVault Systems, Inc.	Solera Holdings Inc.
CSG Systems International Inc.	SS&C Technologies Holdings, Inc.
Euronet Worldwide, Inc.	Total System Services, Inc.
Fair Isaac Corporation	VeriFone Systems, Inc.
Heartland Payment Systems, Inc.	Verint Systems Inc.
Jack Henry & Associates Inc.

The criteria for selecting companies for our 2016 peer group included U.S. publicly traded companies in the software or information technology services industries of an appropriately similar size, based on revenue and market capitalization, as well as companies that have a similar focus in terms of products or customers that would likely compete against the Company for financial capital and employees.

Elements of Executive Compensation

Our executive compensation programs are comprised of the following elements, each of which is described in more detail below:

Element of Compensation	Purpose	Pay–for-Performance Considerations	Target Positioning

Cash and Short-Term Variable Cash Compensation:

Base Salary	Provides competitive, fixed compensation to attract and retain exceptional executive talent.	Adjustments to base salary consider the individual’s overall performance, contribution to the business and internal and external comparisons.	We target base salary for our executive officers at or slightly below market median levels (50th percentile of peer group companies).

Executive Management Incentive Compensation	Encourages and rewards achievement of annual financial, operational, and strategic performance goals.	The potential amount
received by an
executive officer
varies to the degree we
achieve our annual
financial, operational
and strategic
performance goals, and
the extent to which the
executive officer
contributed to such
		achievement.	We target annual short-term variable cash incentive compensation to pay out slightly above market median levels when performance goals are achieved so that when combined with base salary, each executive officer’s total cash compensation is at approximately the 55th percentile of peer group companies.

Long-Term Incentive Compensation:

Performance Shares and Stock Options

Encourages executive officers to focus on the long-term performance of the Company, links an executive officer’s incentives to our stockholders’ interests in increasing our stockholder value, encourages significant ownership of our common stock and promotes long-term retention of our executives officers.

Performance Shares:
The number of
performance shares
earned by an executive
officer, if any, is based
on the Company’s
performance over a
three-year performance
period against
specified financial,
operational and
strategic performance
goals.

Stock Options: Stock
options vest, if at all,
ratably over three
years.

We grant long-term incentive awards with targeted grant date values approximately equal to the long-term incentives for the 65th percentile of peer group companies.

Element of Compensation	Purpose	Pay–for-Performance Considerations	Target Positioning

Supplemental Long-Term Incentive Compensation:

Performance Shares and Stock Options

Provided to select executive officers as recommended by the CEO. Awards are in addition to long-term incentive equity awards otherwise provided to the executive officer.

Encourages executive officers to focus on the long-term performance of the Company and promotes long-term retention of the executives officers.

Performance Shares:
The number of
performance shares
earned by an executive
officer, if any, is based
on the Company’s
performance over a
three-year performance
period commencing
with year three and
continuing through
year five.

Stock Options: Stock
options vest, if at all,
ratably over three
years commencing
with year three.
Vesting is further
conditioned on stock
price appreciation over
the performance
period.

Grant date values of supplemental long-term incentive awards vary.

Retention Awards:

Performance-Based Restricted Shares	Encourages executive officers to focus on the long-term performance of the Company and promotes long-term retention of the executives officers.	The number of performance-based restricted shares earned by an executive officer, if any, is based on the Company’s performance over a one- to three-year period.	Grant date values of retention awards vary.

Restricted Shares	Encourages employee retention and alignment with shareholder interests by providing equity to a broad group of employees.	The potential appreciation in our stock price motivates our executives to build stockholder value as the executive officer realizes value from the stock price appreciation.	Grant date values of retention awards vary.

Element of Compensation	Purpose	Pay–for-Performance Considerations	Target Positioning

Other Elements:

Deferred Compensation Benefits

Allows executive officers and other senior managers of the Company to defer compensation on a more tax-efficient basis by deferring employee contributions of base salary or annual variable cash incentive compensation.

		Not applicable	We strive to provide market competitive benefits consistent with benefits provided at other companies with whom we compete for talent.

Health, Retirement, and Other Benefits

Provides broad-based market competitive employee benefits program such as participation in benefit plans generally available to our employees, including our employee stock purchase plan, 401(k) retirement plan, life, health and dental insurance and short-term and long-term disability plans.

		Not applicable	Our goal is to provide health, retirement and other benefits at a reasonable cost consistent with health, retirement and other benefits provided at other companies with whom we compete for talent.

Change-in-Control Benefits

Preserves productivity, avoids disruption and prevents attrition during a period when we may be involved in a change-in-control transaction and motivates executives to pursue transactions that are in our stockholders’ best interests, notwithstanding the potential negative impact of the transaction on their future employment.

		Not applicable	We strive to provide market competitive post-termination benefits consistent with the post-termination benefits provided at other companies with whom we compete for talent.

Cash and Short-Term Variable Cash Compensation

Base Salary.    Each executive officer’s base salary, except our CEO’s, is based on the recommendation of our CEO to the Committee. These recommendations consider competitive market data assessments prepared by our independent compensation consultant. Other business factors used by the CEO in formulating base salary recommendations include the Company’s operating budget, a desire to phase in compensation changes over more than one fiscal year, relative levels of cash incentive and long-term equity compensation, the performance of a particular executive officer’s business unit in relation to established strategic plans, long-term potential of the executive officer to contribute to our financial position, retention concerns, if any, and the assessment of the executive’s performance in the executive’s annual performance appraisal.

Mr. Heasley’s compensation and the terms of his employment are set forth in his employment agreement, which agreement is discussed in further detail below in the section entitled “CEO Employment Agreement.” The Committee reviews Mr. Heasley’s compensation, including his base salary and on-target incentive compensation, and the terms of his employment agreement, on an annual basis in connection with the review of all other executive officers’ compensation. The Committee considers competitive market data provided by our independent compensation consultant, the performance of the Company, and progress on operational and strategic goals in this review. Information regarding the results of the 2016 review of Mr. Heasley’s compensation along with details regarding the compensation for our Named Executive Officers during 2016 is set forth below under “Analysis of 2016 Named Executive Officer Compensation” as well as in the “Summary Compensation Table” set forth in the “Executive Compensation” section below.

Variable Cash Incentive Compensation.    Our variable cash incentive program is known as our Management Incentive Compensation (“MIC”) program. Our MIC program is generally available to employees at or above the director level (i.e., one level below a vice president) and provides variable cash awards for business and individual performance during a 12-month performance period. The MIC program is designed to encourage an individual’s contribution to, and reward an individual for, Company-wide performance and the attainment of specific operational and financial goals that are controlled by, or can be directly impacted by, the individual.

Our CEO recommends annual on-target MIC awards for each executive officer, excluding himself. The CEO’s recommendations take into account competitive market data provided by our independent compensation consultant and general market data and compensation surveys provided by internal compensation resources.

Our MIC program provides for a funding pool (the “Funded Incentive Pool”) based on the achievement of corporate financial objectives. Based on individual performance, a participant’s payout under the MIC program may range from 0% to 200% of the individual’s on-target bonus opportunity, but the aggregate of all MIC payouts cannot exceed the Funded Incentive Pool.

To be entitled to any payment under the MIC program, a participant must (i) achieve a performance rating of three or higher on a five-point scale, and (ii) be an employee of the Company on the date of payment, except to the extent otherwise provided by the Company. If the participant’s employment with the Company terminates for any reason prior to the payment date, the participant is not eligible for a MIC bonus, and he or she forfeits all rights to such payment except to the extent otherwise provided by the Company. Additionally, the Company has the right to require a participant to forfeit his or her right to payment or to reimburse the Company for any payments previously paid, along with any other action the Company deems necessary or appropriate, in the event it is determined that the individual participant engaged in misconduct in the course of his or her employment.

The Committee retains the right at any time to (i) amend or terminate an individual executive’s MIC plan, in whole or in part; (ii) revoke any eligible executive’s right to participate in the MIC program; (iii) determine the performance against targets; and (iv) make adjustments to performance targets.

Information about the MIC awards earned by our Named Executive Officers during 2016 is set forth below under “Analysis of 2016 Incentive Compensation Programs” as well as in the “Summary Compensation Table” set forth in the “Executive Compensation” section below.

Long-Term Incentive Compensation

Our long-term incentive program (“LTIP”) provides for the grant of equity awards and is available to a small group of senior management employees, including executive officers, whose responsibilities and decisions directly impact long-term business results. Including equity awards in the compensation package of our executive officers is beneficial in aligning management and stockholder interests.

The grant value of LTIP equity awards is generally targeted at the 65th percentile of competitive market levels. The use of the 65th percentile of competitive market levels demonstrates our belief that executive compensation should emphasize performance-based metrics linked to long-term value creation and stockholder alignment. Accordingly, vesting of the awards is tied to challenging performance criteria. We believe that this approach provides executives an incentive to achieve challenging results that increase long-term stockholder value.

During 2016, the only equity incentive plan we had pursuant to which we granted equity awards, including our 2016 LTIP equity awards, 2016 supplemental equity awards, and retention equity awards, was the 2005 Incentive Plan. A copy of the amended 2005 Incentive Plan was attached as Exhibit 10.07 to our Quarterly Report on Form 10-Q filed with the SEC on July 31, 2014.

In addition to annual grants under LTIP, we may also grant equity awards to new executives at the time of hire. Additional or special grants of equity awards may also be made to incumbent executives upon the recommendation of the CEO.

Supplemental Long-Term Awards

In 2016 the Committee granted additional equity awards to two of our Named Executive Officers. The supplemental LTIP equity awards are in addition to the equity awards granted to the recipients under the Company’s LTIP. These supplemental awards are meant to enhance retention and further incent the achievement of the Company’s long-term objectives. The Committee, upon the recommendation of the CEO, may again grant supplemental LTIP equity awards to other employees, including Named Executive Officers, to provide additional alignment of an executive’s interests with those of our stockholders and foster long-term retention.

Information about the supplemental LTIP equity awards granted to our Named Executive Officers during 2016 is set forth under the “Analysis of 2016 Incentive Compensation Programs” section below.

Retention Awards

From time to time, the Committee may grant equity awards to enhance retention and incent continued shareholder value creation.

In 2015 the Committee granted performance-based restricted shares to participants in the 2013 and 2014 LTIPs because the performance shares under those plans would not vest. The following factors led to this result:

•

The original three-year performance targets were set based on the Company’s aspirational strategic plan in place at the time the plan was adopted, and the targets were further augmented to reflect projected results from acquisitions; and

•	The shift in customer behavior from on-premise licensed products to SaaS offerings was much more rapid than anticipated, with a resulting shift in the timing of revenue and operating income.

The Committee determined that, based on relative total shareholder return performance, significant shareholder value was created over the initial term of the 2013 and 2014 plans. To recognize the increase in shareholder value, and also to mitigate a concern about a loss of critical human capital due to not achieving the performance-share targets, the Committee awarded performance-based restricted shares to replace the 2013 and 2014 LTIP performance shares. These performance-based restricted share awards are referred to as the “2013 LTIP Retention Shares” and the “2014 LTIP Retention Shares,” respectively.

Because the 2015 Funded Incentive Pool was 0%, the Committee determined in February 2016 to grant retention awards in the form of restricted stock aggregating approximately 49% of the value of the on-target 2015 MIC plan. The Committee felt that this would enhance retention of MIC plan participants and incent continued shareholder value creation. The restricted stock awards are referred to as “2015 MIC Retention Shares” and, with respect to awards granted to the Named Executive Officers, vest in equal installments on July 1, 2016 and July 1, 2017.

Other Elements of Compensation

Employee Stock Purchase Plan.    We maintain an employee stock purchase plan that is available to substantially all employees, including our Named Executive Officers. This plan has been approved by our stockholders and will expire in April 2018. A new plan with substantially the same terms is provided for stockholder approval at the Annual Meeting, which, if approved, will replace the current plan. For more information, see Proposal 5, Approval of the 2017 Employee Stock Purchase Plan. Under the plan, participating employees may contribute up to 10% of their base salary (subject to certain IRS limits) to purchase shares of our common stock at the end of each participation period. The participation periods are three-month periods running from February through April, May through July, August through October, and November through January each year and the purchase price is equal to 85% of the fair market value of the stock on the last day of the participation period.

Retirement Benefits.    We maintain a tax-qualified 401(k) retirement plan that provides for broad-based employee participation. Beginning on the first anniversary of an employee’s date of hire, we match the employee’s contributions up to 4% of the employee’s base salary with an annual match limit of $4,000 for each employee. All employer and employee contributions are 100% vested immediately. Our Named Executive Officers are eligible to participate in the 401(k) retirement plan.

Non-Qualified Deferred Compensation Benefits.    In September 2010, the Committee established the Deferred Compensation Plan, a non-qualified deferred compensation plan in which a select group of management and highly compensated employees, including our Named Executive Officers, may elect to participate. Eligible participants may elect to defer either base salary or incentive compensation received under the MIC program. Deferral amounts are credited to a bookkeeping account maintained by the Company with hypothetical gains or losses attributable to the earnings indices selected by the employee. The following four earnings indices are available under the Deferred Compensation Plan: S&P 500, the Russell 2000, the Barclay’s Bond Index and a fixed rate of return equivalent to the prime rate. The earnings indices are to be used for measurement purposes only and amounts deferred under the Deferred Compensation Plan will not represent any actual investment made on the participant’s behalf by the Company. It is intended that this Deferred Compensation Plan will conform with the requirements of Internal Revenue Code Section 409A and regulations pursuant thereto. Additional information on the Deferred Compensation Plan can be found under the heading “Deferred Compensation Plan” in the “Executive Compensation” section below.

Insurance and Disability Benefits.    We provide our Named Executive Officers with basic life, health, dental and disability coverage benefits. These benefits are the same as those provided to other employees within the organization.

Perquisites.    The Company generally does not provide additional or special executive-only benefits that are not part of our standard compensation practices for a particular geographic location or used to address special circumstances such as relocations.

Severance Benefits.    Except for the employment agreement with Mr. Heasley (which is described in detail below in the section entitled “Employment Agreements with Named Executive Officers”) and CIC Agreements, we do not have employment or severance agreements with our Named Executive Officers and their employment may be terminated at any time.

Change-in-Control Severance Benefits.    Named Executive Officers are entitled to severance benefits under the terms of a Change-in-Control Employment Agreement (“CIC Agreement”). The change-in-control benefits provided in the CIC Agreements are designed to preserve productivity, avoid disruption and prevent attrition during a period when we are, or are rumored to be, involved in a change-in-control transaction. The change-in-control severance program also motivates executives to pursue transactions that are in our stockholders’ best interests, notwithstanding the potential negative impact of the transaction on their future employment. A description of the current CIC Agreements can be found below under the heading “Potential Payments upon Termination or Change in Control — Change-in-Control Employment Agreements.”

Analysis of 2016 Named Executive Officer Compensation

In connection with establishing the 2016 compensation for our CEO and executive officers, the Committee engaged Pearl Meyer to conduct a competitive compensation analysis for key senior management positions within the Company, including each Named Executive Officer’s position (the “Competitive Analysis”). In the Competitive Analysis, Pearl Meyer provided compensation data on the CEOs of our peer group companies for the Committee’s consideration as well as compensation data on the other executive officer positions and general industry compensation survey data.

In addition to reviewing competitive market data, the Committee also believes that individual compensation should reflect an executive officer’s position and value to our organization, considering individual contributions to business results, knowledge, skills and market value, and that individual compensation should also take into consideration the long-term potential of the executive officer to contribute to our financial position and retention concerns, if any, for individual executives.

Philip G. Heasley, President and CEO

Mr. Heasley has served as our President and CEO, and as a director, since March 2005. For 2016, Mr. Heasley’s base salary was $720,000 and his annual on-target MIC award was $900,000.

On February 23, 2016, as part of the 2016 LTIP, Mr. Heasley received an annual equity award with a grant date value of $4,000,000, consisting of 134,153 performance shares and 289,331 stock options.

On February 23, 2016, pursuant to Section 4(c) of the CEO Employment Agreement, the Committee granted Mr. Heasley a supplemental long-term incentive award (the “2016 CEO Supplemental LTIP”) consisting of performance shares and stock options. The 2016 CEO Supplemental LTIP had a grant date fair value of $1 million, consisting of 33,538 performance shares and 72,333 stock options. The vesting of such awards is tied to the performance objectives applicable to supplemental LTIP awards and the continued development of long-term succession planning for the CEO and other senior management. In granting the supplemental LTIP award, the Board took into consideration that Mr. Heasley did not participate in the 2014 LTIP retention awards.

On February 23, 2016, as part of the 2015 MIC Retention Grant, the Committee granted Mr. Heasley a retention equity award with a grant date fair value of $538,990, consisting of 30,128 restricted shares.

Scott. W. Behrens, Senior Executive Vice President and Chief Financial Officer

Scott W. Behrens has served as our Chief Financial Officer since 2009 and Senior Executive Vice President since 2013. Mr. Behrens joined the Company in June 2007.

For 2016, Mr. Behrens’ base salary was $350,000 and his annual on-target MIC award was $350,000.

On February 23, 2016, as part of the 2016 LTIP, Mr. Behrens received an annual equity award with a grant date value of $1,000,000, consisting of 33,538 performance shares and 72,333 stock options.

On February 23, 2016, as part of the 2015 MIC Retention Grant, the Committee granted Mr. Behrens a retention equity award with a grant date fair value of $262,500, consisting of 14,463 restricted shares.

Daniel J. Frate, Group President, ACI On Demand P&L

Mr. Frate has served as our Group President, ACI On Demand P&L since February 2017. He was our Group President, Customer Management and Maintenance from April 2015 until February 2017. He was our Group President, Strategic Products & Global Markets from August 2012 until April 2015.

For 2016, Mr. Frate’s base salary was $410,000 and his annual on-target MIC award was $410,000.

On February 23, 2016, as part of the 2016 LTIP, Mr. Frate received an annual equity award with a grant date value of $1,000,000, consisting of 33,538 performance shares and 72,333 stock options.

On February 23, 2016, as part of the 2015 MIC Retention Grant, the Committee granted Mr. Frate a retention equity award with a grant date fair value of $286,991, consisting of 16,042 restricted shares.

Anthony M. Scotto, Jr., Senior Executive Vice President, Chief of Technology

Mr. Scotto has served as Senior Executive Vice President, Chief of Technology since December 2013. He joined ACI in March of 2010 and served as Executive Vice President, Global Development from July 2011 and as Vice President, Global Development from March 2010.

For 2016, Mr. Scotto’s base salary was $345,000 and his on-target MIC award was $345,000.

On February 23, 2016, as part of the 2016 LTIP, Mr. Scotto received an annual equity award with a grant date value of $1,000,000, consisting of 33,538 performance shares and 72,333 stock options.

On February 23, 2016, as part of the 2015 MIC Retention Grant, the Committee granted Mr. Scotto a retention equity award with a grant date fair value of $262,500, consisting of 14,463 restricted shares.

Dennis P. Byrnes, Executive Vice President, Chief Administrative Officer, General Counsel and Secretary

Mr. Byrnes has served as our Executive Vice President, Chief Administrative Officer, General Counsel and Secretary since March 2011. Mr. Byrnes joined the Company in June 2003 as General Counsel and Secretary.

For 2016, Mr. Byrnes’ base salary was $320,000 and his annual on-target MIC award was $320,000.

On February 23, 2016, as part of the 2016 LTIP, Mr. Byrnes received an annual equity award with a grant date value of $1,000,000, consisting of 33,538 performance shares and 72,333 stock options.

On February 23, 2016, the Committee granted Mr. Byrnes a Supplemental LTIP award with a grant date value of $500,000, consisting of 16,769 performance shares and 36,166 stock options.

On February 23, 2016, as part of the 2015 MIC Retention Grant, the Committee granted Mr. Byrnes a retention equity award with a grant date fair value of $239,994, consisting of 13,415 restricted shares.

Analysis of 2016 Incentive Compensation Programs

2016 Executive MIC

The 2016 MIC program ran from January 1, 2016 through December 31, 2016. All MIC awards granted to our executive officers, including our Named Executive Officers, were granted pursuant to the 2016 MIC program. Under that program, executive officers were eligible to receive annual bonus awards based on three categories of performance: (i) “Core Company Financial Metrics” consisting of Adjusted EBITDA and Adjusted Revenue; (ii) individual MBOs, including operational excellence; and (iii) individual or business unit performance. The objective of the 2016 MIC was to encourage executives to contribute toward the attainment of the Company’s consolidated financial and performance goals for fiscal year 2016.

The Funded Incentive Pool is the source of funding for MIC bonuses. Core Company Financial Metrics are used to determine the Funded Incentive Pool as follows:

2016 MIC Funded Incentive Pool
Core Company Financial Metric	Metric Weighting	Target Attainment Percentage	MIC Bonus Payout Percentage
Adjusted EBITDA	66%	90% Attainment	40%
		Target Attainment	100%
		110% Attainment	200%
Adjusted Revenue	34%	90% Attainment	40%
		Target Attainment	100%
		114% Attainment	200%

The Funded Incentive Pool was set at 75.31% of the 2016 on-target MIC plan as follows:

2016 MIC January 1, 2016 — December 31, 2016
Core Company Financial Metric	Metric Weight	Performance Target ($ in millions)	Actual Attainment ($ in millions)	Attainment Percentage	Payout Percentage	Weighted Payout Percentage
Adjusted EBITDA(1)	66%	$288.0	$261.8	90.90%	72.71%	47.99%
Adjusted Revenue(1)	34%	$1,048.0	$1,013.7	96.73%	80.36%	27.32%
TOTAL FUNDED INCENTIVE POOL						75.31%
(1)	For MIC purposes, adjusted EBITDA and adjusted revenue are further adjusted for foreign exchange impacts over the performance period and for actual versus planned SaaS adoptions.

The table below sets forth the individual payments and payout percentages earned by our Named Executive Officers under the 2016 MIC program.

Name	Payout Amount ($)	Payout Percentage (%)
Philip G. Heasley	1,252,000	139.10
Scott W. Behrens	474,130	135.47
Daniel J. Frate	308,770	75.31
Anthony M. Scotto, Jr.	259,820	75.31
Dennis P. Byrnes	414,290	129.47

In determining these payouts, the Committee considered, in the case of Messrs. Heasley, Behrens and Byrnes, their roles in the divestment of our CFS assets and liabilities for $200 million in March 2016. Neither the operating results for CFS nor the gain from its sale were reflected in the Core Company Financial Metrics establishing the Funded Incentive Pool. In the case of Messrs. Frate and Scotto, the Committee determined to cap their payouts at the Funded Incentive Pool attainment of 75.31%. The aggregate payouts under the 2016 MIC plan did not exceed the Funded Incentive Pool.

LTIP Retention Shares

The 2013 LTIP Retention Shares were performance-based restricted share awards. The performance attainment and vesting dates are as follows:

2013 LTIP Retention Shares ($ in millions)
Portion of Award	Performance Criteria	Performance Target	Actual Attainment	Attainment Percentage	Payout Percentage	Vesting Date
33 1/3%	2015 Adjusted EBITDA	$281.0	$259.5	92.3%	90.4%	June 9, 2016
33 1/3%	2016 Adjusted EBITDA	$266.0	$261.8	98.4%	98.0%	June 9, 2017
33 1/3%	2016 Adjusted EBITDA	$266.0	$261.8	98.4%	98.0%	June 9, 2018

The table below sets out the number of 2013 LTIP Retention Shares earned, or which may be earned, by each Named Executive Officer.

Name	Shares Vested at June 9, 2016	Shares Vesting June 9, 2017	Shares Vesting June 9, 2018
Philip G. Heasley	39,189	42,483	42,484
Scott W. Behrens	13,062	14,161	14,161
Daniel J. Frate	13,062	14,161	14,161
Anthony M. Scotto, Jr.	9,797	10,621	10,621
Dennis P. Byrnes	13,062	14,161	14,161

The 2014 LTIP Retention Shares were performance-based restricted share awards. The performance attainment and vesting date are as follows:

2014 LTIP Retention Shares ($ in millions)
Portion of Award	Performance Criteria	Performance Target	Actual Attainment	Attainment Percentage	Payout Percentage	Vesting Date
100%	2016 Adjusted EBITDA	$266.0	$261.8	98.4%	98.0%	February 21, 2017

The table below sets out the number of 2014 LTIP Retention Shares earned by each Named Executive Officer.

Name	Shares Vested at February 21, 2017
Philip G. Heasley	—
Scott W. Behrens	22,536
Daniel J. Frate	22,536
Anthony M. Scotto, Jr.	22,536
Dennis P. Byrnes	22,536

2016 LTIP

The 2016 LTIP was comprised of a combination of stock options and performance shares. The Committee believes that the combination of stock-option and performance-share awards reinforces the objectives of making long-term incentives (i) variable so that the level of variable compensation actually earned by the executive depends on the Company’s performance against specified financial, operational, and strategic goals; and (ii) directly tied to increasing stockholder value. Stock options provide a critical and direct link between executives and stockholders.

LTIP Performance Shares.    Performance shares provide a competitive, performance-based substitute to traditional time-based equity awards while linking executive management incentives to stockholder interests. We designed the performance-share compensation program and the applicable performance metrics to focus executives on a clear set of objectives over a three-year performance period. The performance metrics are developed for each plan cycle and approved by the Committee.

Performance shares granted as part of the 2016 LTIP have a three-year performance period which runs from January 1, 2016 through December 31, 2018. Performance shares granted to participants, including our Named Executive Officers, as part of the 2016 LTIP are earned, if at all, based upon the achievement, over the performance period, of performance goals relating to the following: (a) compound annual growth rate over the performance period in sales and (b) the Company’s cumulative adjusted earnings before interest, taxes, depreciation, and amortization over the Performance Period.

Receipt of performance shares granted as part of the 2016 LTIP is not guaranteed, and the grantees, including our Named Executive Officers, will earn the awards only if both performance goals exceed a threshold performance level. If the Company achieves the threshold performance level for both performance goals, then grantees will earn performance shares based on a performance matrix that provides 50% of the awarded performance shares are earned for threshold performance, 100% of the awarded performance shares are earned for target performance and 200% of performance shares are earned for performance at or above the maximum performance. Payments for performance between the threshold and maximum levels are interpolated based on the level of performance achieved.

In accordance with applicable accounting standards, expense related to performance-share awards is accrued if the attainment of performance indicators is probable as determined by management. The expense is recognized over the applicable Performance Period. Each quarter management evaluates the probability that the target performance goals will be achieved, if at all, and the anticipated level of attainment.

LTIP Stock Options.    The Committee included time-vested stock options in the 2016 LTIP to reward long-term Company performance, link an executive’s incentives to the stockholders’ interests in increasing stockholder value and to provide executives with incentives to stay with the Company. Stock options granted as part of the 2016 LTIP vest in equal annual installments over a three-year period and have a ten-year term. In accordance with the Company’s equity award granting policy, the exercise price of all stock options equals the closing sale price (price for last trade) of our common stock as reported by The NASDAQ Global Select Stock Market on the date of grant.

2015 MIC Retention Shares

On February 23, 2016, in connection with the Committee’s determination that no payout would be made under the 2015 MIC, the Committee granted retention awards aggregating approximately 49% of the value of the on-target 2015 MIC plan.

The table below summarizes retention awards granted to Named Executive Officers. One-half of these awards vested on July 1, 2016 and the remaining awards will vest on July 1, 2017.

Name	Grant Date Value(1)	Number of Restricted Shares
Philip G. Heasley	$538,990	30,128
Scott W. Behrens	$262,500	14,673
Daniel J. Frate	$286,991	16,042
Anthony M. Scotto, Jr.	$258,743	14,463
Dennis P. Byrnes	$239,994	13,415

(1)	Grant date value was computed in accordance with FASB ASC Topic 718.

2016 Supplemental LTIP Awards

On February 23, 2016, pursuant to Section 4(c) of the CEO Employment Agreement effective January 7, 2016 between the Company and Philip G. Heasley, the Committee granted Mr. Heasley a supplemental long-term incentive award (the “2016 CEO Supplemental LTIP”) consisting of performance shares and stock options.

The 2016 CEO Supplemental LTIP had a grant date fair value of $1 million. Mr. Heasley was granted 33,538 performance shares, comprising 60% of the grant date value delivered, and 72,333 stock options, comprising 40% of the grant date value delivered.

The performance period for the performance shares granted as part of the 2016 CEO Supplemental LTIP is January 1, 2016 to December 31, 2020. Vesting of these performance shares is subject to (i) the successful appointment of, and transition to, a successor to the CEO position, and in connection with such transition, the development of an effective and capable management organization that will be prepared to lead the Company to continued success; and (ii) the Company achieving its 60-month backlog goal at December 31, 2016. The stock options granted as part of the 2016 CEO Supplemental LTIP vest on the fifth anniversary of the grant date and will continue to vest if Mr. Heasley retires from the Company after January 7, 2019.

On February 23, 2016, the Committee granted Mr. Byrnes a supplemental long-term incentive award (the “2016 Supplemental LTIP”) consisting of performance shares and stock options. The 2016 Supplemental LTIP had a grant date fair value of $500,000. Mr. Byrnes was granted 16,769 performance shares, comprising 60% of the grant date value delivered, and 36,166 stock options, comprising 40% of the grant date value delivered.

The performance shares are earned, if at all, based upon the achievement, over a five-year period commencing January 1, 2016 and ending December 31, 2020, of performance goals relating to the following: (i) compound annual growth rate over the performance period in sales, and (ii) the cumulative EBITDA over the performance period for the Company, in each case as determined by the Company.

The stock options are scheduled to vest in three equal installments on the third, fourth and fifth anniversary of the grant date. These options become exercisable, if at all, in three equal increments if the closing price per share of the Company’s common stock on the NASDAQ Global Select Market meets or exceeds 133%, 167% and 200%, respectively, of the closing price of the Company’s common stock on the grant date for at least 20 consecutive trading days prior to the fifth anniversary of the grant date.

Equity Policies

Stock Ownership Guidelines

Our executive officers have stock ownership guidelines designed to link the interests of executive management with that of our stockholders. These guidelines provide that our executive officers, including our Named Executive Officers, should have specific equity positions in the Company which vary by position. Under the guidelines, our CEO is expected to own shares with a value equal to six times his base salary. The remaining executive officers, including our Named Executive Officers, are expected to own shares with a value equal to three times their base salary. Our executive officers, including the Named Executive Officers, must retain 50% of the after-tax shares they receive from option exercises, the vesting of stock appreciation rights, and the vesting of any other equity awards granted under our equity plans until his or her ownership requirement is met. Shares used to calculate compliance with the ownership guidelines include direct share purchases, shares acquired through any employee benefit plan, as well as vested shares of restricted stock and the vested in-the-money portion of any stock options held by the executive officer. Current ownership levels for the Named Executive Officers vary depending on their length of employment with us. Each executive officer has five years from the date of their appointment to an executive officer position to achieve the applicable target ownership level. An executive officer who fails to meet the ownership guidelines within the five-year period will not be eligible for new equity awards until he or she achieves his or her prescribed ownership level.

Tax and Accounting Implications

Deductibility of Executive Compensation

Section 162(m) of the Code limits the deductibility of compensation in excess of $1 million paid to our Named Executive Officers other than the principal financial officer, unless the compensation qualifies as “performance-based compensation.” Among other things, to be deemed performance-based compensation, the compensation must be based on the achievement of pre-established, objective performance criteria and must be pursuant to a plan that has been approved by our stockholders.

We believe that it is important to continue to be able to take all available company tax deductions with respect to the compensation paid to our Named Executive Officers. However, we also believe that preserving flexibility in awarding compensation is in our best interest and that of our stockholders, and we may determine, in light of all applicable circumstances, to award compensation in a manner that will not preserve the deductibility of such compensation under Section 162(m) of the Code.

Agreements with Named Executive Officers

CEO Employment Agreement

Effective January 7, 2016, we entered into an Amended and Restated Employment Agreement with Philip G. Heasley (the “CEO Employment Agreement”), pursuant to which Mr. Heasley agreed to continue to serve as our President and CEO. The CEO Employment Agreement has a five-year term. A copy of the CEO Employment Agreement was attached as Exhibit 10.1 to our Current Report on Form 8-K filed with the SEC on December 10, 2015.

Under the CEO Employment Agreement, so long as Mr. Heasley continues to serve as our President and CEO, the Board will nominate Mr. Heasley to serve as a member of our Board of Directors. The CEO Employment Agreement provides that Mr. Heasley’s base salary, an annual on-target MIC award, as well as other compensation as set forth in the CEO Employment Agreement, will be reviewed annually and be consistent with the Company’s current compensation philosophy of positioning the CEO’s total targeted cash compensation at the 50th percentile of the Company’s current peer group. Under the CEO Employment Agreement, Mr. Heasley’s 2016 base salary is $720,000 and his target bonus is 125% of base salary.

Pursuant to the CEO Employment Agreement, if Mr. Heasley’s employment is terminated by the Company without cause or by Mr. Heasley for good reason, Mr. Heasley will be entitled to (1) a lump-sum payment equal to his bonus for the quarter in which his employment is terminated; (2) a lump-sum payment equal to two times the sum of (A) his base salary at the time of termination and (B) his average annual bonus amount received during the two most recent fiscal years of the Company ending prior to the date of termination; provided, however, that if such termination occurs during the 12-month period immediately following the effective date, such lump-sum payment shall be increased by an amount equal to his base salary and bonus amount multiplied by a fraction, the numerator of which is the number of full calendar months remaining between the date of such termination and the 12-month anniversary of the effective date, and the denominator of which is 12; and (3) continued participation in the Company’s medical and dental plans until the earlier of (a) two years or (b) until he is eligible to be covered under any other medical or dental plans. Mr. Heasley will also be subject to certain non-competition obligations for a period of one year following termination of his employment. The CEO Employment Agreement also provides that if payments by the Company to Mr. Heasley would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then the payments shall be reduced to the least extent necessary so that no portion of the payments is subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, but only if such reduction causes the net after-tax benefit received by Mr. Heasley to exceed the net after-tax benefit he would have received if no such reduction was made. The CEO Employment Agreement does not entitle Mr. Heasley to any tax gross-up payments. If Mr. Heasley is entitled to payments under the Change-in-Control Employment Agreement (as described below), no payments will be made to Mr. Heasley under the CEO Employment Agreement.

2017 Compensation Update

2017 Peer Group

The peer group used to compare the levels and elements of compensation provided to our executive officers for 2017 was the reference peer group that was developed by Pearl Meyer in 2016. The companies in the 2017 peer group are listed below.

Blackbaud Inc.	Jack Henry & Associates Inc.
Bottomline Technologies (de), Inc.	Pegasystems Inc.
Cadence Design Systems Inc.	PTC Inc.
CommVault Systems, Inc.	RealPage, Inc.
CSG Systems International Inc.	SS&C Technologies Holdings, Inc.
DH Corporation	Total System Services, Inc.
Euronet Worldwide, Inc.	VeriFone Systems, Inc.
Fair Isaac Corporation	Verint Systems Inc.

Compensation data from the peer group was considered by the Committee in making its 2017 compensation decisions in addition to Company performance and individual performance and contributions.

The criteria for selecting companies for our 2017 peer group included U.S. publicly traded companies in the software or information technology services industries of an appropriately similar size, based on revenue or market capitalization, as well as companies that have a similar focus in terms of products or customers that would likely compete against the Company for financial capital and employees.

In February 2017, the Committee established 2017 compensation for our executive officers, including our Named Executive Officers. In connection with establishing the 2017 compensation for our CEO and executive officers, the Committee engaged Pearl Meyer to conduct a competitive compensation analysis for key senior management positions within the Company, including each Named Executive Officer’s position (the “2017 Competitive Analysis”). In the 2017 Competitive Analysis, Pearl Meyer provided compensation data on the CEOs of our peer group companies for the Committee’s consideration as well as compensation data on the other executive officer positions and general industry compensation survey data. The 2017 Competitive Analysis contains information related to the median levels (50th percentile) of our peer group or “market median” levels.

CEO Compensation

The Committee determined not to change Mr. Heasley’s base salary or on-target MIC. For 2017, therefore, Mr. Heasley’s base salary remains at $720,000 and his on-target MIC remains at $900,000.

Other Named Executive Officers

The Committee accepted the CEO’s recommendation and increased Mr. Behrens’ and Mr. Frate’s base salary and on-target MIC to $415,000 each; Mr. Scotto’s base salary and on-target MIC to $400,000 each; and Mr. Byrnes’ base salary and on-target MIC to $375,000 each.

Incentive Compensation

2017 Executive MIC.    Comparable to the 2016 Executive MIC, all MIC awards granted to our executive officers, including our Named Executive Officers, in 2017 were granted pursuant to the Executive MIC Plan (the “2017 Executive MIC”). The 2017 Executive MIC uses an “umbrella plan” funding feature to help ensure deductibility of any 2017 Executive MIC payouts under Internal Revenue Code Section 162(m). Actual amounts paid will be subject to the Committee’s exercise of negative discretion. The structure of the 2017 Executive MIC is generally consistent with the 2016 Executive MIC. MIC bonus amounts are determined based upon the achievement of three categories of performance: (i) Core Company Financial Metrics consisting of 60-month backlog growth, adjusted EBITDA and revenue; (ii) individual MBOs including operational excellences; and (iii) individual and business unit performance. A MIC bonus may be more or less than 100% (up to a maximum of 200%) of its target level depending upon the participant’s performance.

2017 LTIP.    On February 21, 2017, the Committee granted the 2017 LTIP awards to the executive officers, including our Named Executive Officers. The form of the 2017 LTIP award is comprised of a combination of stock options, financial performance shares and RTSR performance shares. The financial performance shares granted as part of the 2017 LTIP awards are earned, if at all, based upon the achievement, over a three-year period commencing January 1, 2017 and ending December 31, 2019, of performance goals relating to the following: (i) 60-month backlog growth, (ii) revenue and (iii) adjusted EBITDA, in each case as determined by the Company. RTSR performance shares under the 2017 LTIP are earned based upon the relative performance of the trading price per share of the Company’s stock, over the three-year period of January 1, 2017 to December 31, 2019, against the IGF ETF, a fund that tracks the investment results of the S&P North American Technology Software Index.

The Committee granted our Named Executive Officers the following 2017 LTIP awards:

Name	Grant Date Value(1)	Number of Stock Options	Number of On- Target Financial Performance Shares	Number of On- Target RTSR Performance Shares
Philip G. Heasley	$4,800,000	256,000	79,523	68,995
Scott W. Behrens	$1,200,000	64,000	19,881	17,249
Daniel J. Frate	$1,200,000	64,000	19,881	17,249
Anthony M. Scotto, Jr.	$1,200,000	64,000	19,881	17,249
Dennis P. Byrnes	$1,200,000	64,000	19,881	17,249

(1)	Grant date value was computed in accordance with FASB ASC Topic 718. The performance shares comprised approximately 60% and the stock options comprised approximately 40% of the grant date value delivered.

COMPENSATION COMMITTEE REPORT

The Compensation and Leadership Development Committee has reviewed and discussed the “Compensation Discussion and Analysis” contained in this Proxy Statement with management. Based on our review and discussions, we have recommended to the Board of Directors that the “Compensation Discussion and Analysis” be included in this Proxy Statement.

MEMBERS OF THE COMPENSATION AND LEADERSHIP

DEVELOPMENT COMMITTEE

Jan H. Suwinski, Chairman

Janet O. Estep

Charles E. Peters, Jr.

Thomas W. Warsop III

EXECUTIVE COMPENSATION

The following table sets forth the compensation paid to, or earned by, our Chief Executive Officer, Chief Financial Officer, and the three other most highly compensated executive officers (based on total compensation as reflected in the table below) during the fiscal year ended December 31, 2016 and preceding fiscal years. The executive officers included in the “Summary Compensation Table” in the “Executive Compensation” section below are collectively referred to as our “Named Executive Officers.”

Summary Compensation Table(1)
Name and Principal Position	Period	Salary ($)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($) (5)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(i)	(j)
Philip G. Heasley, President and CEO	2016 2015 2014	720,000 700,000 700,000	0 0 0	3,538,982 5,575,591 0	2,000,002 1,494,176 0	1,252,000 0 0	4,516 4,664 4,744	7,515,500 7,774,431 704,744
Scott W. Behrens, Senior Executive Vice President and Chief Financial Officer	2016 2015 2014	350,000 350,000 340,000	0 0 0	862,495 2,609,567 0	400,001 653,699 0	474,130 0 108,494	4,516 4,516 4,785	2,091,142 3,617,782 453,279
Daniel J. Frate, Group President, ACI On Demand P&L	2016 2015 2014	410,000 400,000 400,000	0 0 0	886,986 2,461,560 0	400,001 560,314 0	308,770 0 43,400	4,516 24,164 35,991	2,010,273 3,470,202 479,391
Anthony M. Scotto, Jr., Senior Executive Vice President, Chief of Technology	2016 2015	345,000 315,000	0 0	858,738 2,194,053	400,001 560,314	259,820 0	4,516 4,636	1,868,075 3,074,003
Dennis P. Byrnes, Executive Vice President, Chief Administrative Officer, General Counsel and Secretary	2016 2015 2014	320,000 310,000 310,000	0 0 0	1,139,986 2,161,564 0	653,373 373,543 0	414,290 0 98,921	4,516 4,516 4,516	2,532,165 2,849,624 413,437

(1)	Column (h) to this table entitled “Change in Pension Value and Nonqualified Deferred Compensation Earnings” has been omitted because no compensation is reportable thereunder.

(2)	The amounts in column (e) reflect the aggregate grant date fair value of the restricted-stock awards and the performance-share awards granted during the respective fiscal year as computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. The amounts shown do not correspond to the actual value that will be recognized by the Named Executive Officer. The assumptions used in the calculation of these amounts are included in footnote 12 to the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2016 included in our Annual Report. See the “2016 Grants of Plan-Based Awards” table for information on performance shares granted in 2016. The grant date fair values included in column (e) for the performance shares are based upon the probable outcome of the performance conditions.

(3)	The amounts in column (f) reflect the aggregate grant date fair value of the stock option awards granted during the respective fiscal year as computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. The amounts shown do not correspond to the actual value that will be recognized by the Named Executive Officer. The assumptions used in the calculation of these amounts are included in footnote 12 to the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2016 included in our Annual Report.

(4)	The amounts in column (g) reflect compensation paid under the Company’s Executive MIC plan for the respective year.

(5)	All Other Compensation includes the following payments or accruals for each Named Executive Officer:

Name of Executive	Employer Contributions to the 401(k) Plan ($)	Premiums for Long-Term Disability Insurance ($)	Perquisites ($)	Tax Gross- Ups ($)
Philip G. Heasley	4,000	516	0	0
Scott W. Behrens	4,000	516	0	0
Daniel J. Frate	4,000	516	0	0
Anthony M. Scotto, Jr.	4,000	516	0	0
Dennis P. Byrnes	4,000	516	0	0

2016 Grants of Plan-Based Awards

The following table sets forth information concerning annual incentive cash awards, and grants of stock options, performance shares, supplemental performance shares, and performance-based restricted shares to our Named Executive Officers during 2016.

2016 Grants of Plan-Based Awards
Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares or Stock Units (#)	All Other Option Awards: Number of Securities Underlying Options(4) (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value(5) ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Philip G. Heasley -2016 Executive MIC -2005 Incentive Plan -2005 Incentive Plan -2005 Incentive Plan	N/A 2/23/2016 2/23/2016 2/23/2016	360,000 — — —	900,000 — — —	1,800,000 — — —	— 83,846 — —	— 167,691 —	— 335,382 — —	— — 30,128 —	— — — 361,664	— — — 17.89	— 2,999,992 538,990 2,000,002
Scott W. Behrens -2016 Executive MIC -2005 Incentive Plan -2005 Incentive Plan -2005 Incentive Plan	N/A 2/23/2016 2/23/2016 2/23/2016	140,000 — — —	350,000 — — —	700,000 — —	— 16,769 — —	— 33,538 — —	— 67,076 — —	— — 14,673 —	— — — 72,333	— — — 17.89	— 599,995 262,500 400,001
Daniel J. Frate -2016 Executive MIC -2005 Incentive Plan -2005 Incentive Plan -2005 Incentive Plan	N/A 2/23/2016 2/23/2016 2/23/2016	164,000 — —	410,000 — —	820,000 — —	— 16,769 — —	— 33,538 — —	— 67,706 — —	— — 16,042 —	— — — 72,333	— — — 17.89	— 599,995 286,991 400,001
Anthony M. Scotto, Jr. -2016 Executive MIC -2005 Incentive Plan -2005 Incentive Plan -2005 Incentive Plan	N/A 2/23/2016 2/23/2016 2/23/2016	138,000 — — —	345,000 — — —	690,000 — — —	— 16,769 — —	— 33,538 — —	— 67,076 — —	— — 14,463 —	— — — 72,333	— — — 17.89	— 599,995 258,743 400,001
Dennis P. Byrnes -2016 Executive MIC -2005 Incentive Plan -2005 Incentive Plan -2005 Incentive Plan	N/A 2/23/2016 2/23/2016 2/23/2016	128,000 — —	320,000 — —	640,000 — —	— 25,154 — —	— 50,307 — —	— 100,614 — —	— 13,415 —	— — — 108,499	— — — 17.89	— 899,992 239,994 653,373

(1)	The amounts shown as estimated payouts under non-equity incentive plans include estimated payouts under the 2016 Executive MIC. The amounts shown in column (c) reflect the minimum payment level under the 2016 Executive MIC above zero assuming that only the lowest weighted metric achieves threshold performance. The amounts shown in column (d) reflect the target payment levels of 100% under the 2016 Executive MIC assuming that each performance metric achieves target performance. The amounts shown in column (e) reflect the maximum payment levels under the 2016 Executive MIC assuming each performance metric achieves maximum performance which payment represents 200% of the targeted amount shown in column (d).

(2)	The awards shown in columns (f) through (h) reflect shares of our common stock payable in connection with performance-share awards, supplemental performance-share awards and performance-based restricted-share awards granted to our Named Executive Officers during 2016. All such awards were granted pursuant to the terms of the 2005 Incentive Plan. These awards will be earned, if at all, based upon the achievement, over a defined performance period, of applicable performance objectives. The amounts shown in column (g) reflect the payout of these awards at 100% assuming that each metric achieves target performance. The amounts shown in column (h) reflect the payout of these awards at 200% assuming that each applicable metric achieves maximum performance.
(3)	The awards shown in column (i) reflect shares of our common stock payable in connection with restricted-share awards granted to our Named Executive Officers during 2016. All such awards were granted pursuant to the terms of the 2005 Incentive Plan. These awards vested with respect to 50% of the restricted shares on July 1, 2016 and are schedule to vest with respect to the other 50% of the restricted shares on July 1, 2017.

(4)	All stock options granted to our Named Executive Officers during 2016 were granted pursuant to the terms of the 2005 Incentive Plan. All stock options granted to our Named Executive Officers in 2016, except for supplemental stock options, vest one-third per year beginning with the first anniversary of the date of grant.

(5)	The grant date fair value of each equity award granted during 2016 was computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. For equity awards that are subject to performance conditions, the amounts reflected in column (l) reflect the value at the grant date based upon the probable outcome of such conditions and this amount is consistent with the estimate of the aggregate compensation cost to be recognized over the service period determined as of the grant date under FASB ASC Topic 718, excluding the effect of estimated forfeitures. The probable outcome used for the calculation of the performance shares granted during 2016 is based on the achievement of target performance for each metric.

Outstanding Equity Awards

The following table sets forth the outstanding equity awards for each of our Named Executive Officers for the year ended December 31, 2016.

Outstanding Equity Awards at 2016 Fiscal Year End
	Option Awards(1)						Stock Awards
Name	Option Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(2)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock that Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested(3) (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested(4) ($)
(a)		(b)	(c)		(e)	(f)	(g)	(h)	(j)		(k)
Philip G. Heasley	2/23/2016 2/23/2016 2/23/2016 6/9/2015 1/26/2015 12/12/2013 12/3/2012 12/8/2011 7/24/2007	— — — — 83,989 138,387 166,572 100,000 295,137	289,331 72,333 — — 167,980 — — — —	(5)	17.89 17.89 — — 19.08 20.51 14.27 9.65 10.87	2/23/2026 2/23/2026 2/23/2026 — 1/26/2025 12/12/2023 12/3/2022 12/8/2021 7/24/2017	— — — — — — — — —	— — — — — — — — —	134,153 33,538 15,064 86,702 125,786 110,709 — — —	(6) (7) (8)	2,434,877 608,715 273,412 1,573,641 2,283,016 2,009,368 — — —
Scott W. Behrens	2/23/2016 2/23/2016 9/15/2015 6/9/2015 1/26/2015 1/26/2015 12/12/2013 12/3/2012 12/8/2011 12/1/2010 12/10/2009	— — — — 20,997 — 39,540 55,524 60,150 48,285 45,375	72,333 — — — 41,995 47,244 — — — — —	(10)	17.89 — — — 19.08 19.08 20.51 14.27 9.65 8.88 5.51	2/23/2026 — — — 1/26/2025 1/26/2025 12/12/2023 12/3/2022 12/8/2021 12/1/2020 12/10/2019	— — — — — — — — — — —	— — — — — — — — — — —	33,538 7,337 22,996 28,900 31,447 23,585 31,632 — — — —	(7) (9) (8) (11)	608,715 133,167 417,377 524,535 570,763 428,068 574,121 — — —
Daniel Frate	2/23/2016 2/23/2016 9/15/2015 6/9/2015 1/26/2015 1/26/2015 12/12/2013 12/3/2012 9/13/2012	— — — — 20,997 — 39,540 18,509 33,366	72,333 — — — 41,995 31,496 — — —	(10)	17.89 — — — 19.08 19.08 20.51 14.27 15.07	2/23/2026 — — — 1/26/2025 1/26/2025 12/12/2023 12/3/2022 9/13/2022	— — — — — — — — —	— — — — — — — — —	33,538 8,021 22,996 28,900 31,447 15,723 31,632 — —	(7) (9) (8) (11)	608,715 145,581 417,377 524,535 570,763 285,372 574,121 — —
Anthony M. Scotto, Jr.	2/23/2016 2/23/2016 9/15/2015 6/9/2015 1/26/2015 1/26/2015 12/12/2013 12/3/2012 12/8/2011 12/1/2010 3/17/2010	— — — — 20,997 — 39,540 41,643 60,150 48,285 59,175	72,333 — — — 41,995 31,496 — — — — —	(10)	17.89 — — — 19.08 19.08 20.51 14.27 9.65 8.88 6.92	2/23/2026 — — — 1/26/2025 1/26/2025 12/12/2023 12/3/2022 12/8/2021 12/1/2020 3/17/2020	— — — — — — — — — — —	— — — — — — — — — — —	33,538 7,232 22,996 21,676 31,447 15,723 31,632 — — — —	(7) (9) (8) (11)	608,715 131,261 417,377 393,419 570,763 285,372 574,121 — — — —
Dennis P. Byrnes	2/23/2016 2/23/2016 2/23/2016 9/15/2015 6/9/2015 1/26/2015 12/12/2013 12/3/2012 12/8/2011 12/1/2010	— — — — — 20,997 39,540 55,524 60,150 48,285	72,333 36,166 — — — 41,995 — — — —	(10)	17.89 17.89 — — — 19.08 20.51 14.27 9.65 8.88	2/23/2026 2/23/2026 — — — 1/26/2025 12/12/2023 12/3/2022 12/8/2021 12/1/2020	— — — — — — — — — —	— — — — — — — — — —	33,538 16,769 6,708 22,996 28,900 31,447 31,632 — — —	(6) (7) (9) (8)	608,715 304,357 121,750 417,377 524,535 570,763 574,121 — — —

(1)	Column (d) to this table under “Option Awards” entitled “Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options” has been omitted because no shares are reportable thereunder.

(2)	Except as noted in footnotes 5 and 10, all stock options reported in this column vest in equal installments over a three-year period beginning with the first anniversary of the date of grant.

(3)	Unless otherwise noted, this column reflects the payout of the underlying shares of our common stock related to LTIP Performance Shares granted in 2013, 2015, and 2016 based on the achievement of target performance for each applicable metric. LTIP Performance Shares granted on December 12, 2013 have a performance period from January 1, 2014 through December 31, 2016; LTIP Performance Shares granted on January 26, 2015 have performance period from January 1, 2015 through December 31, 2017; and LTIP Performance Shares granted on February 23, 2016 have a performance period from January 1, 2016 through December 31, 2018. The LTIP Performance Shares have a three-year performance period and vest, if it all, following December 31 of the final year of the performance period when the Compensation Committee determines the vesting percentage.

(4)	The market value of the share awards that have not vested was calculated by multiplying the number of shares set forth in column (i) by the closing price of our common stock at December 30, 2016, which was $18.15 per share.

(5)	These options become exercisable, if at all, on the fifth anniversary of the date of grant. However, if the Optionee retires from the Company after January 7, 2019, the Options shall vest in accordance with their original terms.

(6)	Supplemental 2016 LTIP Performance Shares that have a three-year performance period (2018 – 2020) and vest, if it all, following December 31, 2020 when the Compensation Committee determines the vesting percentage. Shares represent on-target performance achievement.

(7)	Restricted Shares that vest on July 1, 2017.

(8)	Performance-Based Restricted Shares that vest in equal installments over a three-year period beginning with the first anniversary of the date of grant. Shares represent on-target performance achievement.

(9)	Performance-Based Restricted Shares that vest over a fifteen-month period. Shares represent on-target performance achievement.

(10)	These options become exercisable, if at all, in three equal increments on the third, fourth and fifth anniversary of the date of grant, if the closing price per share of the Company’s common stock on the NASDAQ Global Select Market meets or exceeds 133%, 167% and 200%, respectively, of the closing price of the Company’s common stock on the grant date for at least 20 consecutive trading days prior to the fifth anniversary of the grant date.

(11)	Supplemental 2015 LTIP Performance Shares that have a three-year performance period (2017 – 2019) and vest, if it all, following December 31, 2019 when the Compensation Committee determines the vesting percentage. Shares represent on-target performance achievement.

Option Exercises and Stock Vested

The following table sets forth option exercises and stock vested for each of our Named Executive Officers for the year ended December 31, 2016.

Option Exercises and Stock Vested
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(1) ($)
(a)	(b)	(c)	(d)	(e)
Philip G. Heasley	197,684	4,008,464	54,253	1,146,229
Scott W. Behrens	45,000	865,055	20,398	427,329
Daniel J. Frate	0	0	21,083	440,728
Anthony M. Scotto, Jr.	0	0	17,028	354,327
Dennis P. Byrnes	0	0	19,769	415,026

(1)	In accordance with SEC rules, the amounts in column (e) were calculated by multiplying the number of shares that vested by the market value of the underlying shares on the vesting date.

Deferred Compensation Plan

In September 2010, the Compensation Committee approved the Amended and Restated Deferred Compensation Plan (the “Deferred Compensation Plan”). A copy of our Deferred Compensation Plan was attached as Exhibit 4.3 to our Registration Statement on Form S-8 filed with the SEC on September 9, 2010.

The Deferred Compensation Plan is an unfunded, nonqualified deferred compensation plan designed to allow a select group of management or highly compensated employees designated by our Compensation Committee, including our Named Executive Officers, to save for retirement on a tax-deferred basis. The Deferred Compensation Plan is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended. The effective date for the Deferred Compensation Plan was October 1, 2010. The initial plan year commenced on October 1, 2010 and ended on December 31, 2010. Each plan year thereafter runs from January 1 to December 31.

Amounts deferred under the Deferred Compensation Plan will be credited to bookkeeping accounts maintained by the Company for each participant and will be credited or debited with the participant’s proportionate share of any gains or losses attributable to the earnings indices selected by the participant. The Compensation Committee will designate the earnings indices available to participants; provided, however, under no circumstances shall the value of our common stock be used as an earnings index. The Committee selected the following four earnings indices: S&P 500, the Russell 2000, the Barclay’s Bond Index and a fixed rate of return equivalent to the prime rate. The earnings indices are to be used for measurement purposes only and amounts deferred under the Deferred Compensation Plan will not represent any actual investment made on the participant’s behalf by the Company. The amount that the Company is required to pay under the Deferred Compensation Plan is equal to the elective deferrals made by the participant, as adjusted for the hypothetical gains or losses based on the earnings indices selected by the participant. The Company may make discretionary contributions to participant accounts in such amounts and at such times as are determined by the Company from time to time in its sole discretion.

Amounts deferred by a participant are fully vested at all times. The Compensation Committee may impose a vesting schedule of up to five years with respect to discretionary contributions, if any, made by the Company to a participant’s account.

The amounts payable to participants under the Deferred Compensation Plan will be payable in accordance with the distribution provisions of the Deferred Compensation Plan. Distribution generally cannot be made prior to the distribution dates specified by the participants, other than withdrawals made in the event of a participant’s (i) “unforeseeable emergency,” as defined in the Deferred Compensation Plan, (ii) separation from service, (iii) death or (iv) disability. Distributions will be made to participants in a single lump-sum payment after the earliest of (a) the participant’s separation from service, (b) the participant’s death or (c) the participant’s disability (“Standard Distribution”). In lieu of the Standard Distribution timing, a participant may elect, at the time of deferral, to receive a distribution in a given plan year (a) at a specified date or time (or upon attainment of a specific age), or (b) upon the earlier of such date (or age) or one or more of the Standard Distribution events. A participant may also elect, at the time of deferral, to receive distributions in annual installments for a period of up to 10 years. Deferred amounts retained in a participant’s account during the payout period continue to earn hypothetical gains and are subject to hypothetical losses based on the earnings indices selected by the participant.

Amounts deferred under the Deferred Compensation Plan are general unsecured obligations of the Company and are subject to the claims of the Company’s general creditors and rank equally with other unsecured indebtedness of the Company from time to time outstanding.

The Deferred Compensation Plan is administered by the Compensation Committee and the Compensation Committee has full power to interpret the plan and determine all questions that arise under it. The Compensation Committee reserves the right to amend or terminate the Deferred Compensation Plan at any time; provided, however, that no such action shall affect a participant’s right to receive the full amount of his or her vested account balance.

During 2016, none of our Named Executive Officers made any contributions to the Deferred Compensation Plan and the Company did not make any discretionary contributions to any Named Executive Officer’s account.

2013 Nonqualified Deferred Compensation Table
Name	Executive Contributions in 2016 ($) (b)	Registrant Contributions in 2016 ($) (c)	Aggregate Earnings in 2016 ($) (d)(1)	Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last FYE ($) (f)
Philip G. Heasley	0	0	0	0	0
Scott W. Behrens	0	0	0	0	0
Daniel J. Frate	0	0	0	0	0
Anthony M. Scotto, Jr.	0	0	0	0	0
Dennis P. Byrnes	0	0	3,635	0	105,480

(1)	These amounts are not included in the Summary Compensation table because the Nonqualified Deferred Compensation plan earnings were not preferential or above market.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Except for the CEO Employment agreement with Mr. Heasley described above, and the change-in-control agreements described below, none of our Named Executive Officers have employment or severance agreements with the Company and their employment may be terminated at any time.

Change-in-Control Employment Agreements

We have entered into a Change-in-Control Employment Agreement (the “CIC Agreement”) with certain of our Named Executive Officers (each an “Executive” for purposes of this section). A copy of the form of CIC Agreement for all Executives was attached as Exhibit 10.3 to our Current Report on Form 8-K filed with the SEC on June 20, 2016.

The CIC Agreement provides that the Company will employ the Executive for a two-year period following a change in control (as defined in the CIC Agreement) (the “Employment Period”). During the Employment Period, the Company will (i) pay the Executive a base salary equal to the highest annual rate of base salary paid or payable to the executive for the 12-month period prior to the change in control, (ii) award the Executive for each fiscal period during the Employment Period total annual and quarterly bonus opportunities equal to at least the executive’s target annual and quarterly bonus opportunities for the year in which the change in control occurs, and (iii) allow the Executive opportunities to participate in the Company’s incentive, savings and retirement plans to an extent no less favorable than opportunities provided for by the Company in the 120-day period prior to the effective date of any change in control.

The CIC Agreement also sets forth our obligations in the event the Executive’s employment terminates during the Employment Period. The following is a summary of such obligations.

Termination of Employment Other Than for Cause or by Executive for Good Reason

The CIC Agreement provides that if the Executive’s employment is terminated during the Employment Period other than for cause or the Executive’s death or disability, or the Executive terminates employment for good reason, the Executive will be entitled to receive from the Company certain payments and benefits, contingent upon the receipt of a release of claims as set forth in the CIC Agreement. These payments and benefits include (i) the lump sum of (a) the Executive’s unpaid current-year annual base salary through the date of termination, a portion of current-year bonus based on the current-year target annual bonus, prorated through the date of termination, and any accrued and unpaid vacation pay (together, the “Accrued Obligations”), plus (b) two or, in the case of Mr. Heasley only, three times, the sum of the annual base salary and target annual bonus; (ii) continued participation at the Company’s cost in welfare benefits plans in which the Executive would have been participating for two or, in the case of Mr. Heasley only, three years, from the date of termination or until the Executive receives equivalent benefits from a subsequent employer, in which case, welfare benefits plans provided pursuant to the CIC Agreement shall be secondary to those provided under such other plans during the applicable period of eligibility; (iii) outplacement services at the Company’s sole expense, not to exceed $50,000; (iv) any unpaid amounts that are vested benefits or that the Executive is otherwise entitled to receive under any plan, policy, practice, program, or any other contract or agreement with the Company or the affiliated companies at or subsequent to the date of termination (the “Other Benefits”); and (v) the Executive shall become fully vested in, and entitled to immediately exercise, all stock-based awards, other than certain excluded awards, granted to the Executive under any plans or agreement of the Company.

Death

If the Executive’s employment is terminated by reason of the Executive’s death, we must provide the Executive’s estate or beneficiaries with the Accrued Obligations and the timely payment or delivery of the Other Benefits, and will have no other severance obligations under the CIC Agreement.

Disability

If the Executive’s employment is terminated by reason of the Executive’s disability, we must provide the Executive with the Accrued Obligations and the timely payment or delivery of the Other Benefits, and shall have no other severance obligations under the CIC Agreement.

Termination of Employment for Cause or by Executive other than for Good Reason

The CIC Agreement provides that if the Executive’s employment is terminated for cause the Company shall provide the Executive with the executive’s annual base salary through the date of termination, and the timely payment or delivery of the Other Benefits, and shall have no other severance obligations under the CIC Agreement. If the Executive voluntarily terminates employment, excluding a termination for good reason, the Company shall provide to the Executive the Accrued Obligations and the timely payment or delivery of the Other Benefits, and shall have no other severance obligations under the CIC Agreement.

No Tax Gross-Up

The CIC Agreement does not require the Company to pay the Executive any gross-up payments for excise taxes that may be imposed upon the Executive as a result of any payments made pursuant to the CIC Agreement.

Acceleration of Equity Awards

In the event of a change in control, all stock-based awards held by the Executive will vest in full, in each case immediately prior to the occurrence of such change in control, and any applicable performance-based vesting goals with respect to such stock-based awards granted to the Executive shall be deemed satisfied at the target level; provided, however, that (a) any performance shares awarded under the Company’s 2005 Incentive Plan or 2016 Incentive Plan and (b) any stock options which vest upon the attainment of a certain per-share transaction price in connection with a change in control granted under the Company’s 2005 Incentive Plan or 2016 Incentive Plan, will, in each case, vest pursuant to the terms of the applicable award agreement, notwithstanding the provision of any award agreement requiring that market conditions exist for a specified duration of time.

Non-solicitation and Non-competition Provisions

During the Employment Period and for a period of one year following termination of employment, each Executive agrees not to (a) enter into or engage in any business that competes with the Company’s business within a specified restricted territory; (b) solicit customers with whom the Executive had any contact or for which the Executive had any responsibility (either direct or supervisory) at the date of termination or at any time during the one (1) year prior to such date of termination, whether within or outside of the restricted territory, or solicit business, patronage or orders for, or sell, any products and services in competition with, or for any business that competes with the Company’s business within the restricted territory; (c) divert, entice, or otherwise take away any customers, business, patronage, or orders of the Company within the restricted territory, or attempt to do so; (d) promote or assist, financially or otherwise, any person, firm, association, partnership, corporation, or other entity engaged in any business that competes with the Company’s business within the restricted territory; or (e) solicit, induce, or attempt to solicit or induce any employee(s), sales representative(s), agent(s), or consultant(s) of the Company and/or its affiliated companies to terminate their employment, representation, or other association with the Company and/or its affiliated companies, provided that the foregoing shall not apply to general advertising not specifically targeted at employees, sales representatives, agents, or consultants of the Company and/or its affiliated companies.

Release

As a condition to receiving any of the severance benefits under the CIC Agreements, the Named Executive Officers are required to release the Company and its employees from all claims that the Named Executive Officer may have against them.

Post-Termination Benefits Under Incentive Plans

Executive MIC Plan

Under the Executive MIC Plan, to be entitled to a payment under the plan, the executive, including our Named Executive Officers, must be employed by the Company on the date of payment. If employment with the Company is terminated for any reason prior to the payment date, the executive will not be eligible for a bonus under the Executive MIC Plan and the executive forfeits all rights to such payment except to the extent otherwise provided by the Company.

The individual award agreements with each executive officer, including our Named Executive Officers, related to the Executive MIC Plan, grant the Company the right to require an executive officer to forfeit his or her right to payment or to reimburse the Company for any payments previously paid, along with any other action the Company deems necessary or appropriate, in the event it is determined that the executive officer engaged in misconduct in the course of his or her employment.

2005 Incentive Plan

Stock Options.    The award agreements for stock options granted under the 2005 Incentive Plan generally provide that if an optionee, including a Named Executive Officer, voluntarily terminates employment with the Company, all unvested stock options will terminate and the optionee will have 90 days from the date of termination to exercise any vested stock options granted under the 2005 Incentive Plan. However, the award agreements also generally provide that if the optionee’s employment terminates due to death or disability, all stock options will immediately vest upon the optionee’s death or disability and the optionee (or his or her estate or personal representative) will have one year from the date of death or disability to exercise the stock options. A copy of the form of Nonqualified Stock Option Agreement used to grant stock options to employees, including our Named Executive Officers, under the 2005 Incentive Plan was filed as Exhibit 10.4 to our Current Report on Form 8-K filed with the SEC on January 30, 2015.

Performance Shares.    The award agreements for performance shares granted under the 2005 Incentive Plan generally provide that if an employee, including a Named Executive Officer, voluntarily terminates employment with the Company prior to payment of the performance shares, all performance shares are forfeited. In the event of death, disability, or termination of employment without cause, the award agreements generally provide that the Company may pay the employee a pro-rata portion of the performance shares to which the employee would have been entitled based on the performance of the Company during the full fiscal quarters completed during the applicable performance period until the date of termination. Such amounts will be paid as soon as practicable after the receipt of audited consolidated financial statements of the Company relating to the last fiscal year of the performance period. A copy of the form of LTIP Performance Shares Agreement used to grant performance shares to employees, including our Named Executive Officers, under the 2005 Incentive Plan was filed as Exhibit 10.3 to our Current Report on Form 8-K filed with the SEC on January 30, 2015.

Restricted Shares.    The award agreements for restricted shares granted under the 2005 Incentive Plan generally provide that if any employee, including a Named Executive Officer, voluntarily terminates employment with the Company, the employee forfeits all unvested restricted shares. However, the award agreements also generally provide that if the employee’s employment terminates due to death or disability, all shares of restricted stock will immediately vest upon the employee’s death or disability. A copy of the form of Restricted Share Award Agreement used to grant restricted shares to employees, including our Named Executive Officers, under the 2005 Incentive Plan was filed as Exhibit 10.29 to our Annual Report on Form 10-K for the year ended December 31, 2009 filed with the SEC on February 26, 2010.

Performance-Based Restricted Shares.    The award agreements for performance-based restricted shares granted under the 2005 Incentive Plan generally provide that if an employee, including a Named Executive Officer, voluntarily terminates employment with the Company, the employee forfeits all unvested performance- based restricted shares. In the event of death, disability or termination of employment without cause, the award agreements generally provide that the Company may pay the employee a pro-rata portion of the performance-based restricted shares to which the employee would have been entitled based on the performance of the Company during the full fiscal quarters completed during the applicable performance period until the date of termination. Such amounts will be paid as soon as practicable after the receipt of audited consolidated financial statements of the Company relating to the last fiscal year of the performance period. A copy of the form of LTIP Performance-Based Restricted Share Award Agreement used to grant performance-based restricted shares to employees, including our Named Executive Officers, under the 2005 Incentive Plan was filed as Exhibit 10.1 to our Current Report on Form 8-K filed with the SEC on June 12, 2015.

Supplemental Stock Options.    The award agreements for supplemental stock options granted under the 2005 Incentive Plan generally provide that if an optionee, including a Named Executive Officer, voluntarily terminates employment with the Company, all unvested stock options will terminate and the optionee will have 90 days from the date of termination to exercise any vested stock options granted under the 2005 Incentive Plan. A copy of the form of Supplemental Nonqualified Stock Option Agreement used to grant stock options to employees, including our Named Executive Officers, under the 2005 Incentive Plan was filed as Exhibit 10.2 to our Current Report on Form 8-K filed with the SEC on January 30, 2015.

Supplemental Performance Shares.    The award agreements for supplemental performance shares granted under the 2005 Incentive Plan generally provide that if an employee, including a Named Executive Officer, voluntarily terminates employment with the Company prior to payment of the supplemental performance shares, all supplemental performance shares are forfeited. In the event of death, disability or termination of employment without cause, the award agreements generally provide that the Company may pay the employee a pro-rata portion of the supplemental performance shares to which the employee would have been entitled based on the performance of the Company during the full fiscal quarters completed during the applicable performance period until the date of termination. Such amounts will be paid as soon as practicable after the receipt of audited consolidated financial statements of the Company relating to the last fiscal year of the performance period. A copy of the form of LTIP Supplemental Performance Shares Agreement used to grant performance shares to employees, including our Named Executive Officers, under the 2005 Incentive Plan was filed as Exhibit 10.1 to our Current Report on Form 8-K filed with the SEC on January 30, 2015.

2016 Incentive Plan

We had not granted any of our Named Executive Officers any awards under our 2016 Incentive Plan as of December 31, 2016.

Forfeiture and Right of Recoupment

Our recoupment policy, which applies to all award recipients, including Named Executive Officers, provides that (a) if the Company is required to restate its consolidated financial statements because of material noncompliance due to irregularities with the federal securities laws, which restatement is due, in whole or in part, to the misconduct of the employee, or (b) it is determined that the employee has otherwise engaged in misconduct (whether or not such misconduct is discovered prior to the termination of the employee’s employment), the Company has the right to (a) cause the forfeiture or cancellation of any unvested and/or vested portion of the option, any unvested restricted shares, or any unearned performance shares; (b) cause the transfer of ownership back to the Company of any vested shares not subject to transfer restrictions, common shares issued as payment for earned performance shares, or cash received as payment for earned performance shares;

(c) recoup any proceeds from (i) the exercise or vesting of the option, (ii) the vesting of the restricted shares, (iii) the sale of shares of our common stock issued pursuant to the exercise of the option or as payment for earned performance shares and (iv) the sale of any unrestricted shares, along with any other action the Company determines is necessary or appropriate and in the best interest of the Company and its stockholders; and (d) the right to recoup any annual incentive cash-based payouts.

Potential Post-Termination Benefits Table

The table below quantifies certain compensation that would have become payable to our Named Executive Officers in the event such executive officer’s employment had terminated on December 31, 2016 under various circumstances. The estimates set forth in the table below are based on our Named Executive Officers’ compensation and service levels as of such date and, if applicable, the closing stock price of our common stock on December 30, 2016, the last trading day of 2016, which was $18.15. These benefits are in addition to benefits generally available to salaried employees such as distributions under our 401(k) Plan, disability benefits and accrued vacation pay

Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed to our Named Executive Officers may be different.

Factors that could affect these amounts include the timing of any such event, our stock price and the executive’s age.

Compensation Program	Voluntary		Involuntary
	For Good Reason ($)	Other Than Good Reason ($)	For Cause ($)	Without Cause ($)	Death ($)	Disability ($)	Retirement ($)	Involuntary or For Good Reason After Change in Control ($)
Cash Severance:
Philip G. Heasley	2,692,000	0	0	2,692,000	0	0	0	4,860,000
Scott W. Behrens	0	0	0	0	0	0	0	1,400,000
Daniel J. Frate	0	0	0	0	0	0	0	1,640,000
Anthony M. Scotto, Jr.	0	0	0	0	0	0	0	1,380,000
Dennis P. Byrnes	0	0	0	0	0	0	0	1,280,000
Bonus Payment:
Philip G. Heasley	0	0	0	0	0	0	0	900,000
Scott W. Behrens	0	0	0	0	0	0	0	350,000
Daniel J. Frate	0	0	0	0	0	0	0	410,000
Anthony M. Scotto, Jr.	0	0	0	0	0	0	0	345,000
Dennis P. Byrnes	0	0	0	0	0	0	0	320,000
Stock Options(1):
Philip G. Heasley	0	0	0	0	75,226	75,226	0	75,226
Scott W. Behrens	0	0	0	0	18,807	18,807	0	18,807
Daniel J. Frate	0	0	0	0	18,807	18,807	0	18,807
Anthony M. Scotto, Jr.	0	0	0	0	18,807	18,807	0	18,807
Dennis P. Byrnes	0	0	0	0	18,807	18,807	0	18,807
Restricted Shares:
Philip G. Heasley	0	0	0	0	273,412	273,412	0	0
Scott W. Behrens	0	0	0	0	133,167	133,167	0	0
Daniel J. Frate	0	0	0	0	145,581	145,581	0	0
Anthony M. Scotto, Jr.	0	0	0	0	131,261	131,261	0	0
Dennis P. Byrnes	0	0	0	0	121,750	121,750	0	0
Performance Shares(2):
Philip G. Heasley	0	0	0	3,875,805	3,875,805	3,875,805	0	5,916,646
Scott W. Behrens	0	0	0	1,097,458	1,097,458	1,097,458	0	1,682,069
Daniel J. Frate	0	0	0	1,097,458	1,097,458	1,097,458	0	1,682,069
Anthony M. Scotto, Jr.	0	0	0	968,965	968,965	968,965	0	1,550,954
Dennis P. Byrnes	0	0	0	1,097,458	1,097,458	1,097,458	0	1,682,069
Health & Welfare Benefits Continuation:
Philip G. Heasley	24,173	0	0	24,173	0	0	0	37,287
Scott W. Behrens	0	0	0	0	0	0	0	37,733
Daniel J. Frate	0	0	0	0	0	0	0	37,733
Anthony M. Scotto, Jr.	0	0	0	0	0	0	0	23,946
Dennis P. Byrnes	0	0	0	0	0	0	0	37,733
Outplacement Services:
Philip G. Heasley	0	0	0	0	0	0	0	50,000
Scott W. Behrens	0	0	0	0	0	0	0	50,000
Daniel J. Frate	0	0	0	0	0	0	0	50,000
Anthony M. Scotto, Jr.	0	0	0	0	0	0	0	50,000
Dennis P. Byrnes	0	0	0	0	0	0	0	50,000
TOTALS:
Philip G. Heasley	2,716,173	0	0	6,591,977	4,224,442	4,224,442	0	11,839,159
Scott W. Behrens	0	0	0	1,097,458	1,249,431	1,249,431	0	3,538,609
Daniel J. Frate	0	0	0	1,097,458	1,261,846	1,261,846	0	3,838,609
Anthony M. Scotto, Jr.	0	0	0	968,965	1,119,032	1,119,032	0	3,368,706
Dennis P. Byrnes	0	0	0	1,097,458	1,238,015	1,238,015	0	3,388,609

(1)	Unvested stock options are accelerated upon termination due to death or disability, or termination without cause or for good reason after a change in control. All the accelerated values are calculated based on the closing price of our common stock on December 30, 2016, which was $18.15 per share. In-the-money values of vested stock options as of December 31, 2016, as disclosed in the following table, are not included in the termination table.

Named Executive Officer	In-the-money Value of Vested Stock Options as of December 31, 2016 ($)
Philip G. Heasley	3,645,230
Scott W. Behrens	1,748,363
Daniel J. Frate	174,582
Anthony M. Scotto, Jr.	1,785,348
Dennis P. Byrnes	1,174,671

(2)	The estimated pro-rata portion of performance shares set forth in this table relates solely to the performance shares granted on December 12, 2013, January 26, 2015 and February 23, 2016; the portion of the retention shares granted on June 26, 2015 that were based on 2016 adjusted EBITDA performance; and the retention shares granted on September 15, 2015 that were based on 2016 adjusted EBITDA performance.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review and Approval of Related Person Transactions

We recognize that related person transactions can present potential or actual conflicts of interest and create the appearance that our decisions are based on considerations which may not be in our best interests or the best interests of our stockholders. Accordingly, as a general matter, we prefer to avoid related person transactions. Nevertheless, we recognize that there are situations where related person transactions may be in, or may not be inconsistent with, our best interests. Pursuant to the Audit Committee Charter, any proposed related person transaction is to be submitted to the Audit Committee for review and approval, and no such transaction may be entered into without the Audit Committee’s prior approval. The Audit Committee reviews and considers each transaction in light of the specific facts and circumstances presented. Related persons include our directors or executive officers and their respective immediate family members and 5% beneficial owners of our common stock.

In addition, our Code of Business Conduct and Ethics establishes a policy on potential conflicts of interest. Under the Code of Business Conduct and Ethics our directors and employees, including our executive officers, must promptly report any transaction, relationship, or circumstance that creates or may create a conflict of interest. Any conflict of interest for our non-director and non-executive officer employees is prohibited unless a waiver is obtained from our General Counsel. Conflicts of interest involving our directors and executive officers are prohibited unless waived by our Board or a committee of our Board. Any waiver of a conflict of interest involving one of our directors or executive officers will be promptly disclosed in accordance with applicable law and NASDAQ listing requirements. Pursuant to its charter, the Corporate Governance Committee is responsible for reviewing and considering possible conflicts of interest that involve members of our Board or management.

We also have a Code of Ethics for the CEO and Senior Financial Officers which requires that our CEO, CFO, Chief Accounting Officer, Controller, and persons performing similar functions avoid actual and apparent conflicts of interest in personal and professional relationships and that they disclosure to the Chairman of the Audit Committee any material transaction or relationship that reasonably could be expected to give rise to a conflict.

We did not enter into any related person transactions during 2015 and there are not any currently proposed related person transactions.

COMPENSATION COMMITTEE

INTERLOCKS AND INSIDER PARTICIPATION

No member of the Compensation and Leadership Development Committee was at any time during 2015, or at any other time, an officer or employee of the Company. No executive officer of the Company serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board or its Compensation and Leadership Development Committee.

ANNUAL REPORT

Stockholders may obtain a copy of our Annual Report and a list of the exhibits thereto without charge by written request delivered to the Company, Attn: Investor Relations, 3520 Kraft Rd, Suite 300, Naples, Florida 34105. Our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, are available free of charge on our website at www.aciworldwide.com as soon as reasonably practicable after we file such information electronically with the SEC.

STOCKHOLDER PROPOSALS

Stockholder Proposals to be Considered for Inclusion in the Company’s 2018 Proxy Statement

Under SEC rules, proposals of stockholders intended to be included in the proxy statement and form of proxy relating to our 2018 Annual Meeting of Stockholders must be received by the Secretary of the Company at the Company’s principal executive offices located at 3520 Kraft Rd, Suite 300, Naples, Florida 34105, no later than December 28, 2017. In addition, all proposals will need to comply with Rule 14a-8 of the Securities Exchange Act of 1934, which lists the requirements for inclusion of stockholder proposals in company-sponsored proxy materials. The Corporate Governance Committee will review proposals submitted by stockholders for inclusion at our next annual meeting of stockholders and will make recommendations to our Board on an appropriate response to such proposals.

Director Nominations for Inclusion in the Company’s 2018 Proxy Statement (Proxy Access)

Under our new proxy access bylaw, if a stockholder (or a group of up to 20 stockholders) who has owned at least 3% of our shares for at least three years and has complied with the other requirements set forth in our Bylaws wants us to include director nominees (up to the greater of two nominees or 20% of the Board) in our 2018 proxy statement and form of proxy for election at our 2018 Annual Meeting of Stockholders, the nominations must be received by the Secretary of the Company at the Company’s principal executive offices located at 3520 Kraft Rd, Suite 300, Naples, Florida 34105, not earlier than November 28, 2017 and not later than December 28, 2017.

Any stockholder considering a proxy access nomination should carefully review our Bylaws, which are available on our website at www.aciworldwide.com in the About ACI – Investor Relations – Corporate Governance section.

Requirements for Other Stockholder Proposals to be Brought Before the 2018 Annual Meeting of Stockholders

Pursuant to Rule 14a-4(c) under the Exchange Act, if the Company does not receive advance notice of a stockholder proposal to be brought before its next annual meeting of stockholders in accordance with the requirements of its Bylaws, the proxies solicited by the Company may confer discretionary voting authority to vote proxies on the stockholder proposal without any discussion of the matter in the proxy statement. Under our Bylaws, a stockholder must follow certain procedures to nominate a person for election as a Director or to introduce an item of business at an Annual Meeting of Stockholders (other than a shareholder proposal submitted for inclusion in our proxy materials under SEC rules or a Director nominee for inclusion in our proxy materials under our new proxy access bylaw). These procedures provide that written notice of a nomination or item of business that a stockholder intends to present at the next annual meeting, but does not intend to have included in our proxy statement and form of proxy related to such meeting, must be delivered to, or mailed and received by, the Secretary of the Company at the principal executive offices of the Company not less than 90 calendar days nor greater than 120 calendar days prior to the first anniversary of the date of the immediately preceding year’s annual meeting of stockholders.

Any stockholder considering introducing a director nomination or other item of business should carefully review our Bylaws, which are available on our website at www.aciworldwide.com in the About ACI — Investor Relations — Corporate Governance section.

OTHER MATTERS

Our Board does not know of any matters that are to be presented at the Annual Meeting other than those stated in the Notice of Annual Meeting and referred to in this Proxy Statement. If any other matters should properly come before the Annual Meeting, it is intended that the proxies in the accompanying form will be voted as the persons named therein may determine in their discretion.

By Order of the Board of Directors,

Dennis P. Byrnes Secretary

Annex A

ACI WORLDWIDE, INC.

2017 Employee Stock Purchase Plan

Section 1. Purpose.    The purpose of the ACI Worldwide, Inc. 2017 Employee Stock Purchase Plan (the “Plan”) is to provide an opportunity to current employees of ACI Worldwide, Inc. (the “Company”), or any Participating Subsidiary of the Company to purchase its Common Stock. By encouraging such stock ownership, the Company seeks to attract, retain and motivate such employees to devote their best efforts to the financial success of the Company. It is intended that the Plan qualify as an “employee stock purchase plan” under Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”). In addition, the Plan authorizes the grant of Options and issuance of Common Stock which do not qualify under Section 423 of the Code pursuant to sub-plans adopted by the Committee designed to achieve desired tax or other objectives in particular locations outside the United States.

Section 2. Definitions.    For purposes of the Plan, the following terms used herein shall have the following meanings, unless a different meaning is clearly required by the context.

2.01. “Base Pay” shall mean the monthly pay rate of a salaried Employee or the hourly pay rate of an hourly Employee. Base Pay shall not include payments for overtime, allowances, bonuses and other special payments, commissions and other marketing incentive payments.

2.02. “Board of Directors” shall mean the Board of Directors of the Company.

2.03. “Committee” shall mean the committee of the Board of Directors referred to in Section 5 hereof.

2.04. “Common Stock” shall mean the Common Stock of the Company.

2.05. “Employee” shall mean any person, including any officer or employee-director of the Company or any Participating Subsidiary of the Company, who is actively and customarily employed for 20 hours or more per week by the Company or a Participating Subsidiary of the Company.

2.06. “Fair Market Value” shall mean the closing price (last trade) on the date in question, as such price is reported on the NASDAQ Stock Market or any successor system for a share of Common Stock.

2.07. “Offering” shall have the meaning described in Section 4.01.

2.08. “Option” shall mean any option to purchase Common Stock granted to an Employee pursuant to this Plan.

2.09. “Participant” shall mean any Employee that is eligible to participate in the Plan in accordance with Section 3 and who elects to participate in the Plan.

2.10. “Participating Subsidiary of the Company” means any Subsidiary of the Company that has been designated by the Board of Directors as eligible to participate in the Plan with respect to its Employees.

2.11. “Participation Period” shall mean the period beginning on August 1, 2017 and ending on October 31, 2017 and each three-month period thereafter during the term of the Plan. There shall be forty Participation Periods during the term of the Plan.

2.12. “Subsidiary of the Company” means any foreign or U.S. domestic corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if each of the corporations other

Annex A

than the last corporation in the unbroken chain owns stock possessing 50 percent or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

Section 3. Eligibility and Participation.    The following provisions shall govern the eligibility of Employees to participate in the Plan.

3.01. Eligibility.    Any Employee who shall have completed three months of employment with the Company or any Participating Subsidiary of the Company shall be eligible to participate in the Offering as of the first day of the next Participation Period. The Committee may also determine that a designated group of highly compensated Employees are ineligible to participate in the Plan so long as the excluded category fits within the definition of “highly compensated employee” in Code Section 414(q). The Committee may impose restrictions on eligibility and participation of Employees who are officers or directors to facilitate compliance with federal or state securities laws or foreign laws.

3.02. Restrictions on Participation.    Notwithstanding any provisions of the Plan to the contrary, no Employee shall be granted an Option under the Plan:

(a) if, immediately after such grant, such Employee would own stock possessing five percent or more of the total combined voting power or value of all classes of stock of the Company or any Subsidiary of the Company, such ownership to be determined by applying the rules of Section 424(d) of the Code and treating stock which the Employee may purchase under outstanding options as stock owned by the Employee; or

(b) which would permit his or her rights to purchase stock under the Plan (and under any other plans of the Company or any Subsidiary of the Company qualifying under Section 423 of the Code) to accrue at a rate which exceeds the lesser of (i) 10% of the Employee’s Base Pay or (ii) $25,000 of fair market value of the stock (determined on the basis of the fair market value of the stock at the time such Option is granted) for each calendar year in which such Option is outstanding.

3.03. Commencement of Participation.    A Participant may elect to participate by executing the enrollment form prescribed for such purpose by the Committee which enrollment form may include an application for an account with the Company’s designated broker. The enrollment form shall be filed with the Committee at any time prior to the first day of the next Participation Period. The Participant shall designate on the enrollment form the percentage of his or her Base Pay which he or she elects to have withheld for the purchase of Common Stock, which may be any whole percentage from 1% to 10%. Once enrolled, a Participant will continue to participate in the Plan for each succeeding Participation Period until he or she terminates participation or ceases to qualify as an Employee.

Section 4. Common Stock Subject to the Plan.

4.01. Number of Shares.    The total number of shares of Common Stock for which Options may be granted under this Plan shall not exceed in the aggregate 3,000,000 shares of Common Stock. The Plan, as approved by the stockholders on June 14, 2017, will be implemented by an Offering of shares of Common Stock (the “Offering”). The Offering under the Plan shall begin on August 1, 2017 and shall terminate on July 31, 2027. The Offering shall be comprised of three month Participation Periods.

4.02. Reissuance.    The shares of Common Stock that may be subject to Options granted under this Plan may be either authorized and unissued shares of Common Stock or shares of Common Stock reacquired at any time and now or hereafter held as treasury stock of the Company as the Committee may determine. In the event that any outstanding Option expires or is terminated for any reason, the shares allocable to the unexercised portion of such Option may again be subject to an Option granted under this Plan.

Annex A

Section 5. Administration of the Plan.

5.01. Committee.    The Plan shall be administered by the Compensation Committee of the Board of Directors, or such other committee established by the Board of Directors (the “Committee”) consisting of no less than two persons. The Committee shall be appointed from time to time by, and shall serve at the pleasure of, the Board of Directors.

5.02. Interpretation.    The Committee shall be authorized (i) to interpret the Plan and decide any matters arising thereunder, and (ii) to adopt such rules, regulations and procedures, not inconsistent with the provisions of the Plan, as it may deem advisable to carry out the purpose of this Plan.

5.03. Finality.    The interpretation and construction by the Committee of any provision of the Plan, any Option granted hereunder or any agreement evidencing any such Option shall be final, conclusive and binding upon all parties.

5.04. Voting by Committee Members.    Only members of the Committee shall vote on any matter affecting the administration of the Plan or the granting of Options under the Plan.

5.05. Expenses.    All expenses and liabilities incurred by the Committee in the administration of the Plan shall be borne by the Company. The Committee may employ attorneys, consultants, accountants or other persons in connection with the administration of the Plan. The Company, and its officers and directors, shall be entitled to rely upon the advice, opinions or valuations of any such persons. No member of the Board of Directors or the Committee shall be liable for any action, determination or interpretation taken or made in good faith with respect to the Plan or any Option granted hereunder.

5.06. Non-U.S. Participation.    The Committee may adopt rules or procedures relating to the operation and administration of the Plan to accommodate the specific requirements of local laws and procedures. Without limiting the generality of the foregoing, the Committee is specifically authorized to adopt rules and procedures regarding handling of payroll deductions, payment of interest, conversion of local currency, payroll tax and withholding procedures which vary with local requirements. With respect to any Participating Subsidiary which employs Participants who reside outside of the United States, and notwithstanding anything herein to the contrary, the Committee may in its sole discretion amend or vary the terms of the Plan in order to conform such terms with the requirements of local law or to meet the objectives and purpose of the Plan, and the Committee may, where appropriate, establish one or more sub-plans to reflect such amended or varied provisions which sub-plans may be designed to be outside the scope of Code Section 423. The provisions of such sub-plans may take precedence over other provisions of the Plan, with the exception of Section 4.01, but unless otherwise superseded by the terms of such sub-plan, the provisions of the Plan shall govern the operation of such sub-plan.

5.07 Changing of Percentage.    The percentage (i.e. 85%) provided for within Subsections 7.02(iii) and 7.03 herein may be changed by and at the sole discretion of the Committee, without further approval of the Company’s Stockholders, to any whole percentage that is not less than 85% and not greater than 100%; provided, however, that the Committee shall provide all Participants with written notice of any such change in advance of the Participation Period in which such change is to first take effect.

Section 6. Payroll Deductions.

6.01. Amount of Deduction.    At the time a Participant files his or her enrollment form authorizing payroll deductions pursuant to Section 3.03, he or she shall elect to have deductions made from his or her Base Pay on each payday during the time he or she is a Participant in the Offering.

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6.02. Participant’s Account; No Interest.    All payroll deductions made for a Participant shall be credited to his or her account under the Plan. A Participant may not make any separate cash payment into such account. No interest shall accrue on amounts credited to a Participant’s account under the Plan, regardless of whether or not the funds in such account are ultimately used to acquire shares of Common Stock, unless required under local law.

6.03. Changes in Payroll Deductions.    A Participant may change the rate of payroll deductions, effective for the next Participation Period, by filing a new enrollment form with the Committee at any time prior to the first day of the Participation Period for which such change is to be effective. A Participant may also discontinue his or her participation in the Plan by notifying the Committee in accordance with the procedures established by the Committee for such purpose.

6.04. Use of Funds.    All payroll deductions received or held by the Company under the Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such payroll deductions unless required under local law.

Section 7. Grant of Option.

7.01. Terms and Conditions.    A description of the terms and conditions of the Plan shall be made available to Participants in such form and manner as the Committee shall approve.

7.02. Number of Option Shares.    On the first business day of each Participation Period during the term of the Plan, each Participant shall be deemed to have been granted an Option, subject to the limitations of Section 3.02, to purchase a maximum number of shares of Common Stock during the Participation Period equal to the number obtained by multiplying (i) the percentage of the Employee’s Base Pay for that Participation Period which he or she has elected to have withheld pursuant to Section 6.01 by (ii) the Employee’s Base Pay for that Participation Period and dividing the resulting product by (iii) 85% of the Fair Market Value of one share of Common Stock of the Company on the last business day of that Participation Period; provided; however, such number shall in no event exceed 3,000 shares of Common Stock for any Participant during any Participation Period, and provided, further, that in no event shall the total number of shares of Common Stock for which Options are granted exceed the number of shares set forth in Section 4.01. If the total number of shares of Common Stock for which Options would have been granted to Participants pursuant to the preceding sentence would have exceeded the number of shares set forth in Section 4.01 (absent the proviso in the preceding sentence), the Committee shall make a pro rata allocation of the shares of Common Stock available for grant to Participants’ Options in such manner as it shall determine, in its sole discretion, to be reasonably practicable, uniform and equitable.

7.03. Option Price.    The Option price per share of the Common Stock subject to an Option shall be 85% of the Fair Market Value of one share of Common Stock on the last business day of the applicable Participation Period.

7.04. Interest in Option Stock.    A Participant shall have no interest in shares of Common Stock covered by his or her Option until such Option has been exercised.

7.05. Transferability.    Neither payroll deductions credited to a Participant’s account nor Options granted to a Participant shall be transferable other than by will or the laws of descent and distribution and, during a Participant’s lifetime, an Option shall be exercisable only by the Participant.

7.06. Tax Withholding.    In the event that the Company or any Subsidiary of the Company is required to withhold any Federal, state, local or foreign taxes in respect of any compensation income realized by the Participant as a result of any “disqualifying disposition” of any shares of Common Stock acquired upon exercise

Annex A

of an Option granted hereunder, the Company or such Subsidiary of the Company shall deduct from any payments of any kind otherwise due to such Participant the aggregate amount of such Federal, state, local or foreign taxes required to be so withheld or, if such payments are insufficient to satisfy such Federal, state, local or foreign taxes, such Participant will be required to pay to the Company or such Subsidiary of the Company, or make other arrangements satisfactory to the Company or such Subsidiary of the Company regarding payment to the Company or such Subsidiary of the Company of, the aggregate amount of any such taxes. All matters with respect to the total amount of taxes to be withheld in respect of any such compensation income shall be determined by the Committee in its sole discretion. Subject to approval by the Committee, a Participant may elect to have such tax withholding obligation satisfied, in whole or in part, by (i) authorizing the Company to withhold from shares of Common Stock to be acquired upon exercise of an Option, a number of shares of Common Stock with an aggregate Fair Market Value (as of the date the withholding is effected) that would satisfy the withholding amount due, or (ii) transferring to the Company shares of Common Stock owned by the Participant with an aggregate Fair Market Value (as of the date the withholding is effected) that would satisfy the withholding amount due.

Section 8. Exercise of Options.

8.01. Automatic Exercise.    Unless a Participant gives written notice to the Company of withdrawal pursuant to Section 9.01, his or her Option to acquire Common Stock with payroll deductions credited to his or her account for any Participation Period will be deemed to have been exercised automatically on the last business day of the applicable Participation Period for the purchase of the number of full shares of Common Stock which the accumulated payroll deductions credited to his or her account at that time will purchase at the applicable Option price (but not in excess of the number of shares of Common Stock for which Options have been granted to the Employee pursuant to Section 7.02), and any excess credited to his or her account at that time will be carried forward to the next Participation Period.

8.02. Fractional Shares.    Fractional shares will not be issued under the Plan and any accumulated payroll deductions which would have been used to purchase fractional shares will be carried over to the next following Participation Period.

8.03. Delivery of Stock.    As soon as reasonably practicable after each Participation Period, the Company will deliver to the Participant’s account with the Company’s designated broker, in such Participant’s name, the shares of Common Stock purchased upon exercise of such Participant’s Option. It is a condition of participation in the Plan that each Participant maintain an account with the broker designated by the Company. The Company reserves the right to change its designated broker from time to time in its sole discretion.

Section 9. Withdrawal.

9.01. In General.    A Participant may withdraw payroll deductions credited to his or her account for a Participation Period under the Plan at any time prior to the last business day of such Participation Period by giving written notice to the Committee. As soon as reasonably practicable after receipt by the Committee of his or her notice of withdrawal, the payroll deductions credited to the Participant’s account for such Participation Period will be paid to him or her without interest (except to the extent required by local law), and no further payroll deductions will be made from his or her Base Pay for such Participation Period.

9.02. Cessation of Employee Status.    In the event a Participant shall cease to be an Employee during a Participation Period for any reason, other than as a result of his or her death, the payroll deductions credited to his or her account for such Participation Period will be returned to him or her without interest (except to the extent required by local law) as soon as reasonably practicable thereafter.

Annex A

9.03. Termination Due to Death.    In the event a Participant shall cease to be an Employee during a Participation Period by reason of his or her death, his or her legal representative shall have the right to elect, by written notice to the Committee prior to the last business day of the Participation Period:

(a) to withdraw all of the payroll deductions credited to the Participant’s account under the Plan for such Participation Period without interest (except to the extent required by local law), or

(b) to exercise the Participant’s Option for such Participation Period with any excess in the Participant’s account after exercise of the Option to be returned to the Participant’s legal representative.

In the event that no such written notice of election is duly and timely received by the Committee, the Participant’s legal representative shall automatically be deemed to have elected, pursuant to clause (b) above, to exercise the Participant’s Option.

Section 10. Adjustments.

10.01. Changes In Capitalization.    In the event that the outstanding shares of the Company’s Common Stock shall be increased or decreased or changed into or exchanged for a different number or kind of shares of stock or other securities of the Company or of another corporation, effected without the receipt of consideration by the Company, through reorganization, merger or consolidation, recapitalization, reclassification, stock split, reverse stock split, split-up, combination or exchange of shares or declaration of any dividends payable in Common Stock, the Board of Directors shall appropriately adjust, subject to any required action by the stockholders of the Company, (i) the number of shares of Common Stock (and the Option price per share) subject to the unexercised portion of any outstanding Option (to the nearest possible full share), provided, however, that the limitations of Section 424 of the Code shall apply with respect to such adjustments and (ii) the number of shares of Common Stock for which Options may be granted under the Plan, as set forth in Section 4.01 hereof, and such adjustments shall be final, conclusive and binding for all purposes of the Plan. Except as expressly provided herein, no issuance by the Company of shares of stock of any class shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an Option.

10.02. Acquisition, Merger, Sale of Assets, Dissolution or Liquidation.    Notwithstanding the foregoing, in the event of (i) any offer or proposal to holders of the Company’s Common Stock relating to the acquisition of their shares, including, without limitation, through purchase, merger or otherwise, or (ii) any transaction generally relating to the acquisition of substantially all of the assets or business of the Company, or (iii) the dissolution or liquidation of the Company, the Board of Directors may make such adjustment as it deems equitable in respect of outstanding Options (and in respect of the shares of Common Stock for which Options may be granted under the Plan), including, without limitation, the revision, cancellation, or termination of any outstanding Options, or the change, conversion or exchange of the shares of the Company’s Common Stock under outstanding Options (and of the shares of the Company’s Common Stock for which Options may be granted under the Plan) into or for securities or other property of another corporation. Any such adjustments by the Board of Directors shall be final, conclusive and binding for all purposes of the Plan.

Section 11. Effect of the Plan on Employment Relationship.    Neither this Plan nor any Option granted hereunder to a Participant shall be construed as conferring upon such Participant any right to continue in the employ of the Company or any Subsidiary of the Company as the case may be, or limit in any respect the right of the Company or any Subsidiary of the Company to terminate such Participant’s employment with the Company or any Subsidiary of the Company, as the case may be, at any time.

Section 12. Amendment of the Plan.    The Board of Directors may amend the Plan from time to time as it deems desirable in its sole discretion without approval of the stockholders of the Company, except to the extent

Annex A

stockholder approval is required by Rule 16b-3 of the Securities Exchange Act of 1934, as amended, applicable NASDAQ Stock Market or other stock exchange rules, applicable provisions of the Code, or other applicable laws or regulations.

Section 13. Termination of the Plan.    The Board of Directors may terminate the Plan at any time in its sole discretion. No Option may be granted hereunder after termination of the Plan. The termination or amendment of the Plan shall not alter or impair any rights or obligations under any Option theretofore granted under the Plan in any material adverse way without the consent of the affected Participant.

Section 14. Governing Law.    The Plan and any and all Option agreements executed in connection with the Plan shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflict of laws principles.

Section 15. No Strict Construction.    No rule of strict construction shall be applied against the Company, the Committee, or any other person in the interpretation of any of the terms of the Plan, any Option agreement, any Option granted under the Plan, or any rule, regulation or procedure established by the Committee.

Section 16. Successors.    This Plan is binding on and will inure to the benefit of any successor to the Company, whether by way of merger, consolidation, purchase, or otherwise.

Section 17. Severability.    If any provision of the Plan or an Option agreement shall be held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining provisions of the Plan or such agreement, and the Plan and such agreement shall each be construed and enforced as if the invalid provisions had never been set forth therein.

Section 18. Plan Provisions Control.    Except as otherwise provided in Section 5.06, the terms of the Plan govern all Options granted under the Plan, and in no event will any Option be granted under the Plan which is contrary to any of the provisions of the Plan. In the event any provision of any Option granted under the Plan shall conflict with any term in the Plan as constituted on the grant date of such Option, the term in the Plan as constituted on the grant date of such Option shall control except as otherwise provided in Section 5.06.

Section 19. Headings.    The headings used in the Plan are for convenience only, do not constitute a part of the Plan, and shall not be deemed to limit, characterize, or affect in any way any provisions of the Plan, and all provisions of the Plan shall be construed as if no captions had been used in the Plan.

Section 20. Effective Date of the Plan.    The Plan shall be submitted to the stockholders of the Company for approval and ratification at the next regular or special meeting thereof to be held after January 1, 2017. Unless at such meeting the Plan is approved and ratified by the stockholders of the Company, in the manner provided by the Company’s Bylaws, then and in such event, the Plan shall become null and void and of no further force and effect. The Plan, as approved by the stockholders on June 14, 2017, shall be effective as of August 1, 2017 and shall continue in effect until July 31, 2027 unless sooner terminated under Section 13.

ANNUAL MEETING OF STOCKHOLDERS OF ACI WORLDWIDE, INC.

Date:	Wednesday, June 14, 2017
Time:	8:30 A.M. (Eastern Daylight Time)
Place:	3520 Kraft Rd., Suite 300, Naples, Florida 34105
See Voting Instruction on Reverse Side.

Please make your marks like this: ☒ Use dark black pencil or pen only

The Board of Directors Recommends a Vote FOR all Nominees for Director and FOR Proposals 2, 3 and 5 and 1 YEAR on Proposal 4.

1:	Election of Directors
	To vote For all Directors ☐ To Withhold from all Directors ☐	Directors Recommend i FOR

To vote individually for each Director:

		For		Withhold		Directors Recommend i
	01 Janet O. Estep	☐		☐		For
	02 James C. Hale	☐		☐		For
	03 Philip G. Heasley	☐		☐		For
	04 James C. McGroddy	☐		☐		For
	05 Charles E. Peters, Jr.	☐		☐		For
	06 David A. Poe	☐		☐		For
	07 Adalio T. Sanchez	☐		☐		For
	08 John M. Shay, Jr.	☐		☐		For
	09 Jan H. Suwinski	☐		☐		For
	10 Thomas W. Warsop III	☐		☐		For

		For	Against	Abstain
2:	Ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017;	☐	☐	☐		For

3:	Advisory approval of the company’s executive compensation;	☐	☐	☐		For

		1 Year	2 Years	3 Years	Abstain
4:	Advisory vote regarding the frequency of future advisory votes on executive compensation; and	☐	☐	☐	☐	1 Year

		For	Against	Abstain
5:	Approve the 2017 Employee Stock Purchase Plan.	☐	☐	☐		For
	Please mark this box if you plan to attend the meeting in person.		☐
Authorized Signatures - This section must be completed for your Instructions to be executed.

Please sign exactly as your name(s) appears on your stock certificate. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

Annual Meeting of Stockholders of ACI Worldwide, Inc.

to be held Wednesday, June 14, 2017

For Stockholders of Record as of April 17, 2017

This proxy is being solicited on behalf of the Board of Directors

VOTE BY:
INTERNET		TELEPHONE
Go To		866-390-5392
www.proxypush.com/aciw
• Cast your vote online. • View Meeting Documents.	OR	• Use any touch-tone telephone.
• Have your Voting Instruction Form/Proxy Card ready.
• Follow the simple recorded instructions.
MAIL
OR • Mark, sign and date your Voting Instruction Form.
• Detach your Voting Instruction Form/Proxy Card.
• Return your Voting Instruction Form/Proxy Card in the postage-paid envelope provided.
All votes for registered holders must be received by 5:00 P.M., Eastern Daylight Time, June 13, 2017.
PROXY TABULATOR FOR ACI WORLDWIDE, INC. P.O. BOX 8016 CARY, NC 27512-9903

EVENT #

CLIENT #

Proxy — ACI Worldwide, Inc.

Annual Meeting of Stockholders

June 14, 2017, 8:30 a.m. (Eastern Daylight Time)

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned appoints Dennis P. Byrnes and John Kraft (the “Named Proxies”) and each of them as proxies for the undersigned, with full power of substitution, to vote the shares of common stock of ACI Worldwide, Inc., a Delaware corporation (“the Company”), the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company (the “Annual Meeting”) to be held at the Company’s offices located at 3520 Kraft Rd., Suite 300, Naples, Florida 34105, on June 14, 2017 at 8:30 a.m. (EDT) and all adjournments or postponements thereof.

The purpose of the Annual Meeting is to take action on the following:

1.	Elect ten directors to our Board of Directors to hold office until the 2018 Annual Meeting of Stockholders;
2.	Ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017;
3.	Advisory approval of the company’s executive compensation;
4.	Advisory vote regarding the frequency of future advisory votes on executive compensation;
5.	Approve the 2017 Employee Stock Purchase Plan; and
6.	Transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

The ten directors nominated for election are: Janet O. Estep, James C. Hale, Philip G. Heasley, James C. McGroddy, Charles E. Peters, Jr., David A. Poe, Adalio T. Sanchez, John M. Shay, Jr., Jan H. Suwinski and Thomas W. Warsop III.

The Board of Directors of the Company recommends a vote “FOR” all nominees for director, “FOR” proposals 2, 3 and 5 and “1 YEAR” on proposal 4.

This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted “FOR” all nominees for director, “FOR” proposals 2, 3 and 5 and for 1 YEAR on proposal 4. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the Annual Meeting or any adjournment or postponement thereof.

You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendation. The Named Proxies cannot vote your shares unless you sign and return this card.